UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a - 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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COMSTOCK RESOURCES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COMSTOCK RESOURCES, INC.

Notice of Special Meeting of Stockholders

and Proxy Statement

Please Complete, Sign, Date And Return Your Proxy Promptly

Tuesday, November 8, 2016

10:00 A.M.

Comstock Resources, Inc.

Corporate Headquarters

5300 Town and Country Blvd.

Suite 500

Frisco, Texas 75034

To the Stockholders of Comstock Resources, Inc.:

On September 6, 2016 we successfully completed an exchange offer with holders of approximately 98% of aggregate principal amount of our senior notes who exchanged their senior notes for new first and second lien senior secured notes with equity conversion and pay-in-kind interest features. This transaction provided us enhanced liquidity which will allow us to continue and to accelerate our successful Haynesville shale drilling program. The second lien notes issued in the exchange are convertible into shares of our common stock. We have called this special meeting of the stockholders in order to obtain stockholder approval for the potential issuance of shares of common stock upon the conversion of the second lien notes in accordance with the rules of the New York Stock Exchange.

As a stockholder of Comstock Resources, Inc. you are invited to attend the Special Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time, on Tuesday, November 8, 2016, at the Company’s headquarters at 5300 Town and Country Blvd., Suite 500, in Frisco, Texas.

At this Special Meeting, you will be asked to vote on three items more fully addressed in our Notice of Special Meeting of Stockholders, including:

•	To authorize the issuances of up to a maximum of 46,444,212 shares of our common stock in the event of conversion of our second lien convertible notes;

•	To approve an amendment and restatement of our 2009 Long-term Incentive Plan; and

•	To approve an amendment to our Restated Articles of Incorporation, to increase the number of authorized shares of our common stock.

Our Board of Directors is soliciting proxies so that each stockholder has an opportunity to have their shares represented at the Special Meeting. If you do not plan to attend, please vote your shares by Internet, by telephone, or, if you received our proxy materials by mail, by returning the accompanying proxy card, as soon as possible so that your shares will be voted at the meeting. Instructions on how to vote can be found in our Proxy Statement.

On behalf of the Board of Directors and management, thank you for your cooperation and continued support.

Sincerely,

M. Jay Allison

Chairman of the Board and

Chief Executive Officer

COMSTOCK RESOURCES, INC.

Notice of Special Meeting of Stockholders

November 8, 2016

10:00 a.m. Central Time

Location:	Company Headquarters 5300 Town and Country Blvd. Suite 500 Frisco, Texas 75034

ITEMS OF BUSINESS

1.	To authorize the issuance of up to a maximum of 46,444,212 shares of our common stock in the event of the future conversion of our second lien convertible notes.

2.	To approve an amendment and restatement of our 2009 Long-term Incentive Plan.

3.	To approve an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of our common stock.

RECORD DATE

September 16, 2016

AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 8, 2016

This Notice of Special Meeting of Stockholders and the Proxy Statement are first being mailed to stockholders on or about September 29, 2016. This Notice of Special Meeting of Stockholders and the Proxy Statement are also available on our website at www.comstockresources.com.

PROXY VOTING

Stockholders of record may vote in person at the meeting, but may also appoint proxies to vote their shares in one of three ways, by:

• Telephone	• Mail	• Internet

If your shares are held by a bank, broker or other holder of record, you may appoint proxies to vote your shares on your behalf as instructed by that bank, broker or other holder of record. If your shares are held by any such person or entity, you may obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.

Any proxy may be revoked at any time before it is exercised at the meeting.

By Order of the Board of Directors,

Roland O. Burns

Secretary

Proxy Summary

This summary is included to provide an introduction and overview of the information contained in the Proxy Statement. This is a summary only and does not contain all of the information we have included in the Proxy Statement. You should refer to the entire Proxy Statement that follows for more information about us and the proposals you are being asked to consider.

Background For The Proposals to be Voted Upon

Oil and natural gas prices have declined substantially since mid 2014 and continued to decline into 2016. As a result, our operating cash flow has not been sufficient to cover our fixed debt service costs and we have experienced reductions in our overall liquidity. During 2015 and the first six months of 2016, we took steps to mitigate the effects of these lower prices including: (1) significantly reducing our drilling activity for 2016; (2) reducing our outstanding debt through open market purchases of our senior notes and completing debt for equity swaps; and (3) reducing our operating and personnel costs. In order to improve our liquidity to allow us to continue our successful drilling program in the Haynesville shale, we completed an exchange offer with the holders of our senior notes on September 6, 2016. The new notes allow us to pay interest in-kind under certain circumstances, which will free up our operating cash flow to fund our drilling operations.

Specifically, we exchanged $697.2 million of our 10% Senior Secured Notes due 2020 for $697.2 million of our 10% Senior Secured Toggle Notes due 2020 and warrants exercisable for 1,917,342 shares of our common stock, $270.6 million of our 7 3⁄4% Senior Notes due 2019 for $270.6 million of 7 3⁄4% Convertible Second Lien PIK Notes due 2019 and $169.7 million of our 9 1⁄2% Senior Notes due 2020 for $169.7 million of 9 1⁄2% Convertible Second Lien PIK Notes due 2020 (collectively, the “Exchange Offer”).

The 7 3⁄4% Convertible Second Lien PIK Notes due 2019 and the 9 1⁄2% Convertible Second Lien PIK Notes due 2020 (together, the “Convertible Notes”) are convertible into 81.2 shares of our common stock for each $1,000 of principal amount of notes. The conversion is subject to our obtaining stockholder approval for the issuance of the shares. An aggregate principal amount of $440.3 million of the Convertible Notes could convert into 35,752,685 shares of common stock. As interest on the Convertible Notes is only paid by the issuance of additional notes, up to an additional $131.7 million in principal could be outstanding by maturity, which could convert into an additional 10,691,527 shares of common stock. Accordingly, we are requesting that the stockholders authorize the issuance of up to 46,444,212 shares of common stock in connection with the potential conversion of the Convertible Notes.

Holders of the Convertible Notes can convert at any time after approval of the issuance of shares by the stockholders. In addition, subject to stockholder approval, the Convertible Notes will be mandatorily converted following a 15 consecutive trading day period during which the daily volume weighted average price is equal to or greater than $12.32 per share.

The above summary of the Exchange Offer is provided as background information to the stockholders in connection with the proposals contained in this Proxy Statement. The full terms and conditions of the Exchange Offer and the transactions consummated in connection therewith were disclosed in our publicly-filed documents with the Securities and Exchange Commission (“SEC”), which are not a part of the proxy solicitation materials.

If stockholder approval is not obtained by December 31, 2016 and such failure to obtain stockholder approval continues for a period of 90 days thereafter, the Convertible Notes will not be convertible into common stock and such failure to obtain stockholder approval will result in a default under such notes. Such default may in turn result in a default under our debt agreements. Such defaults would likely require us to file for bankruptcy protection.

The following table depicts the pro forma impact of the Exchange Offer on the ownership of our common stock (in thousands) as of September 16, 2016:

				Pro Forma for the Conversion of the Notes and Warrants
	No. of Shares		Percentage of Common	No. of Shares		Percentage of Common
Existing Common Stockholders(1)	11,521,162		87.6%	11,521,162		22.9%
Holders of the Convertible Notes	—		—	35,836,353	(2)	71.3%
Warrants issued to 10% Senior Secured Toggle Note Holders	641,924	(3)	4.9%	1,917,342		3.8%
Officers and Directors of the Company	984,828		7.5%	984,828		2.0%

Total	13,147,914		100.0%	50,259,685		100.0%

(1)	Excludes officers and directors.
(2)	Includes 83,668 shares representing PIK interest through September 16, 2016, but excludes up to 10,607,859 additional shares of common stock potentially issuable for future PIK interest.
(3)	Reflects shares issued for warrants exercised through September 16, 2016.

Purpose of the Special Meeting

Pursuant to New York Stock Exchange (the “NYSE”) rules, we may not issue shares of our common stock representing in excess of 19.9% of our outstanding shares without the approval of our stockholders. Accordingly, we are calling a special meeting of stockholders pursuant to this Proxy Statement to consider (i) the authorization of the issuance of shares upon conversion of the Convertible Notes, (ii) an amendment and restatement of our 2009 Long-term Incentive Plan to make additional shares available for awards under this plan, and (iii) an amendment to our Restated Articles of Incorporation to increase the authorized shares of common stock to provide enough shares to be issued upon conversion of the Convertible Notes, for awards under our 2009 Long-term Incentive Plan, and for general corporate purposes.

If stockholder approval of the issuance of shares upon conversion of the Convertible Notes and the amendment to our Restated Articles of Incorporation is not obtained by December 31, 2016 and such failure to obtain stockholder approval continues for a period of 90 days thereafter, the Convertible Notes will not be convertible into common stock and such failure to obtain stockholder approval will result in a default under such notes. Such default may in turn result in a default under our other debt agreements, which defaults would likely force us to file for bankruptcy protection.

Proposals for Stockholder Action

Below is a summary of the proposals on which you are being asked to vote. Please review the complete information regarding these proposals included in the Proxy Statement.

To authorize certain future issuances of our common stock upon conversion of the Convertible Notes (Proposal 1 – Page 9)

We are recommending that, as required by the rules of the NYSE, our stockholders approve the issuance of up to maximum of 46,444,212 shares of our common stock upon the conversion of the Convertible Notes.

To approve an Amendment and Restatement of our 2009 Long-term Incentive Plan (Proposal 2 – Page 10)

We are recommending that our stockholders approve an amendment and restatement of our 2009 Long-term Incentive Plan to authorize an additional 2,500,000 shares for future equity-based incentive awards and to expand the performance measures upon which the payment or vesting of an award occurs.

To approve an Amendment to our Restated Articles of Incorporation to increase our authorized capital stock (Proposal 3 – Page 18)

We are recommending that our stockholders approve an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock, par value $0.50 per share, to 75 million shares.

Recommendations of the Board of Directors Regarding the Proposals

Our board of directors unanimously recommends that you vote:

1.	FOR approval to issue up to a maximum of 46,444,212 shares of common stock upon conversion of the Convertible Notes;

2.

FOR amending and restating our 2009 Long-term Incentive Plan to increase the number of shares available for future awards and to expand the performance measures upon which the payment or vesting of an award occurs; and

3.	FOR amending our Restated Articles of Incorporation to increase the authorized capital stock of the Company.

Communicating with the Board of Directors

Any interested party can communicate with our board of directors, any individual director or groups of directors by sending a letter addressed to the board of directors as a whole, to the individual director or to a group of directors, c/o Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

Governance Documents

Governance documents, such as the Corporate Governance Guidelines, the board committee charters, the Code of Ethics for Senior Financial Officers, and the Code of Business Conduct and Ethics, can be found in the “Corporate Governance” section of our website: www.comstockresources.com. Please note that documents and information on our website are not incorporated herein by reference. These documents may also be obtained in print at no cost by writing to the Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

Information about the Electronic Availability of Proxy Materials

This Proxy Statement, the accompanying Notice of Special Meeting of Stockholders and the proxy card are available free of charge on our website at: www.comstockresources.com.

COMSTOCK RESOURCES, INC.

Proxy Statement for the Special Meeting of Stockholders

to be Held November 8, 2016

In accordance with the rules of the SEC, we are furnishing our proxy materials (proxy statement for this Special Meeting and the proxy card) by providing access to these materials on the Internet instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner.

A Notice of Meeting and Internet Availability of Proxy Materials will be mailed to stockholders on or about September 29, 2016. We are providing this notice in lieu of mailing the printed proxy materials to instruct stockholders as to how they may: (1) access and review the proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials.

Stockholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis at no charge by following the instructions in the notice. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the submitting stockholder elects to terminate it.

Questions and Answers about the Special Meeting and Voting

Why am I receiving these materials?

A Notice of Special Meeting of Stockholders or Notice Regarding the Availability of Proxy Materials has been provided to you because you are a Comstock stockholder and because the Board is soliciting your proxy to vote your shares at the Special Meeting.

What is the purpose of the Special Meeting?

At the Special Meeting, our stockholders will act upon the matters outlined in the Notice of Special Meeting of Stockholders on the cover page of this Proxy Statement. We will also transact any other business as may properly come before the Special Meeting or any adjournment thereof.

Where can I find more information about proxy voting?

The SEC has created an educational website where you can learn more about proxy voting: www.sec.gov/spotlight/proxymatters.shtml.

Who is entitled to vote at the Special Meeting?

Owners of shares of common stock of the Company at the close of business on September 16, 2016 (the “Record Date”) are entitled to vote at and participate in the Special Meeting.

What are the voting rights of holders of common stock?

Each outstanding share of common stock will be entitled to one vote on each matter to come before the Special Meeting.

What happens if additional matters are presented at the Special Meeting?

If another proposal is properly presented for consideration at the Special Meeting, the persons named in the Proxy Card will vote as recommended by the Board or, if no recommendation is given, these persons will exercise their discretion in voting on the proposal.

How can shares be voted?

Shares of common stock can be voted in person at the Special Meeting or they can be voted by proxy or voting instructions can be given, in one of three ways, by:

• Telephone	• Mail	• Internet

The instructions for each are on the Proxy Card, in the Notice Regarding the Availability of Proxy Materials, or on the voting form enclosed with the proxy from the bank, broker or other holder of record. If your shares are held by any such person or entity, you may obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Special Meeting.

What vote is required for approval?

The affirmative vote of the holders of at least a majority of the outstanding shares of common stock represented at the Special Meeting and entitled to vote is required for approval of Proposals 1 and 2.

With regard to Proposal 3 (amending our Restated Articles of Incorporation), the affirmative vote of the holders of at least a majority of the outstanding shares of common stock and entitled to vote on this proposal is required for approval.

How will votes be counted?

For shares held in your own name, votes will be counted as directed, except when no choice for any particular matter is made. In that case, and only for the matter for which no choice is indicated, the shares will be voted as recommended by the Board.

For shares held indirectly through a bank, broker or other holder of record (i.e., in “street name”), unless you give your broker, bank or other holder of record specific instructions, your shares will only be voted on Proposal 3. Under the NYSE rules that govern voting by brokers of shares held in street name, brokers have the discretion to vote these shares only on routine matters, but not on non-routine matters, as defined by those rules.

What is a broker non-vote and what is the effect of a broker non-vote?

A “broker non-vote” occurs when a stockholder who holds shares indirectly does not give instructions to the holder of record on how the stockholder wants his or her shares voted, but the holder of record exercises its discretionary authority under the rules of the NYSE to vote on one or more, but not all, of the proposals. In such a case, a “broker non-vote” occurs with respect to the proposals not voted on. Shares represented by “broker non-votes” will, however, be counted in determining whether a quorum is present.

In the absence of instructions from the stockholder, the holder of record has the discretionary authority to vote them on the shares held by it only on Proposal 3. Accordingly, if you hold your shares in “street name”, you must instruct your broker how to vote for each of Proposals 1 and 2 in order for your shares to be voted on such proposals at the Special Meeting.

What is an abstention and what is the effect of an abstention?

If you do not desire to vote on any proposal or have your shares voted as provided for in the preceding answer, you may abstain from voting by marking the appropriate space on the Proxy Card or by following the telephone or Internet instructions. Shares voted as abstaining will be counted as present for the purpose of establishing a quorum and for the purpose of determining the number of votes needed for approval of the Proposals before the Special Meeting.

Abstentions will have the effect of a negative vote for Proposals 1, 2 and 3.

What constitutes a quorum?

The presence at the Special Meeting of the holders of a majority of the shares of the common stock outstanding on the Record Date, in person or by proxy, will constitute a quorum, permitting business to be conducted at the Special Meeting. As of the Record Date, 13,147,914 shares of common stock were outstanding. Therefore, the presence of the holders of common stock representing at least 6,573,958 votes will be required to establish a quorum.

What shares will be considered “present” at the Special Meeting?

The shares voted at the Special Meeting, shares properly voted by Internet or telephone, and shares for which properly signed Proxy Cards have been returned will be counted as “present” for purposes of establishing a quorum. Proxies containing instructions to abstain on one or more matters, those voted on one or more matters and those containing broker non-votes will be included in the calculation of the number of votes considered to be present at the Special Meeting.

How can a proxy be revoked?

You can revoke a proxy at any time prior to a vote at the Special Meeting by:

•	notifying the Corporate Secretary of the Company in writing;

•	delivering a subsequent proxy; or

•	subsequent vote by Internet or telephone.

Shares held indirectly in the name of a bank, broker or other holder of record may be revoked pursuant to the instructions provided by such person or entity.

Who will count the votes?

We have hired a third party to determine whether or not a quorum is present at the Special Meeting and to tabulate votes cast.

Where can I find the results of the voting?

The voting results will be announced at the Special Meeting and filed on a Form 8-K with the SEC within four business days of the Special Meeting.

Voting Securities and Principal Holders

Security Ownership of Certain Beneficial Owners

Ownership of our common stock is shown in terms of “beneficial ownership.” Generally, a person “beneficially owns” shares if he or she has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares. The percentages shown in this Proxy Statement compare the stockholder’s beneficially owned shares with the total number of shares of our common stock outstanding on September 16, 2016 (13,147,914 shares) plus the number of unissued shares as to which such owner has the right to acquire voting or dispositive power of on or before November 15, 2016. The following table lists the stockholders known to have been the beneficial owners of more than 5% of the common stock outstanding as of September 16, 2016:

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent
Galatyn Equity Holdings LP 47 Highland Park Village, Suite 200, Dallas, Texas 75205	664,587	(1)	5.1%
Hodges Capital Holdings, Inc. 2905 Maple Avenue, Dallas, Texas 75201	1,240,504	(2)	9.4%
Senator Investment Group LP 510 Madison Avenue, 28th Floor, New York, New York 10022	922,754	(3)(4)	7.0%
Carl H. Westcott 100 Crescent Court, Suite 1620, Dallas, Texas 75201	1,059,940	(5)	8.1%

(1)	Represents shares held on December 31, 2015, based on filing on Schedule 13G/A dated January 23, 2015.
(2)	Represents shares held on December 31, 2015, based on filing on Schedule 13G dated February 10, 2016.
(3)	Represents shares held on September 13, 2016, based on filing on Schedule 13G dated September 23, 2016.
(4)	Includes 93,500 shares issuable pursuant to stock purchase warrants which are presently exercisable.
(5)	Represents shares held on September 16, 2016, based on information included in a filing on Schedule 13D/A dated September 20, 2016.

Security Ownership of Management

The following table sets forth information as of September 16, 2016 concerning beneficial ownership information for our directors and executive officers:

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number		Percent
M. Jay Allison Chairman of the Board of Directors and Chief Executive Officer	401,919	(2)	3.1%
Roland O. Burns Director Nominee, President, Chief Financial Officer and Secretary	218,828	(2)	1.7%
Elizabeth B. Davis Director	12,188		*
D. Dale Gillette Vice President of Legal and General Counsel	29,431		*
Mack D. Good Chief Operating Officer	78,181		*
David K. Lockett Director Nominee	23,851		*
Cecil E. Martin Director	31,024		*
Michael D. McBurney Vice President of Marketing	14,377		*
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	29,844		*
Russell W. Romoser Vice President of Reservoir Engineering	14,796		*
LaRae L. Sanders Vice President of Land	16,988	(3)	*
Frederic D. Sewell Director	17,244		*
Richard D. Singer Vice President of Financial Reporting	16,949		*
David W. Sledge Director	31,074		*
Blaine M. Stribling Vice President of Corporate Development	18,674		*
Jim L. Turner Director	31,460		*

All Executive Officers and Directors as a Group (16 Persons)	986,828		7.5%

*	Indicates less than one percent
(1)	The address of each beneficial owner is c/o Comstock Resources, Inc., 5300 Town and Country Blvd, Suite 500, Frisco, Texas 75034.
(2)	269,683 shares owned by Mr. Allison and 152,508 shares owned by Mr. Burns are pledged as security for lines of credit held in their respective names.
(3)	Includes 2,000 shares issuable pursuant to stock options which are presently exercisable.

PROPOSAL 1	PROPOSAL TO AUTHORIZE FUTURE ISSUANCES OF OUR COMMON STOCK UPON CONVERSION OF THE CONVERTIBLE NOTES

Prior to September 6, 2016, we retired $236.9 million of our outstanding 7 3⁄4% Senior Notes due 2019 and 9 1⁄2% Senior Notes due 2020 in open market purchases and through exchanges of our common stock with holders of such notes. After these transactions, we had outstanding a total of $1.2 billion of long-term debt. In order to further restructure our outstanding debt, on September 6, 2016, we completed an exchange with the holders of approximately 98% aggregate principal amount of our senior notes, which may require the future issuance of shares of our common stock in connection with the Convertible Notes issued in the Exchange Offer.

Our common stock is listed on the NYSE, and we are subject to rules and regulations set forth in the NYSE Listed Company Manual. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of our outstanding common stock or 20% or more of the voting power outstanding before the issuance of such securities. At the Special Meeting, we are seeking approval from our stockholders for the issuance of up to a maximum of 46,444,212 shares of common stock which would be issued upon conversion of the Convertible Notes. The issuance of such shares will result in us issuing shares of our common stock that exceed, in the aggregate, the 20% threshold specified in Section 312.03(c) of the NYSE Listed Company Manual.

If stockholder approval is not obtained by December 31, 2016 and such failure to obtain stockholder approval continues for a period of 90 days thereafter, the Convertible Notes will not be convertible into common stock and such failure to obtain stockholder approval will result in a default under such notes. Such default may in turn result in a default under our debt agreements. Such defaults would likely require us to file for bankruptcy protection.

We intend to file with the NYSE one or more supplemental listing applications to list the shares of common stock issued in connection with the potential conversion of the Convertible Notes. Holders of common stock are not entitled to preemptive rights in future offerings of our common stock. Under Nevada law, stockholders are not entitled to appraisal rights in connection with this proposal.

The Board recommends that you vote “FOR” the proposal to approve future issuances of up to a maximum of 46,444,212 shares of common stock upon the conversion of the Convertible Notes.

PROPOSAL 2	PROPOSAL TO APPROVE AN AMENDMENT AND RESTATEMENT OF OUR 2009 LONG-TERM INCENTIVE PLAN

In order to continue to provide long-term incentive opportunities under the Comstock Resources, Inc. 2009 Long-term Incentive Plan (the “2009 Plan”), the board of directors has approved amending and restating the 2009 Plan to make an additional 2.5 million shares of common stock available for awards under the 2009 Plan.

The 2009 Plan was designed and is currently administered to support the achievement of the compensation program objectives, policies and plans, which cover our executive officers. In particular, awards granted under the 2009 Plan:

•	Are administered by our compensation committee, which is made up entirely of independent directors;

•	Allow us to maintain a competitive compensation program to attract and retain executives and other key employee talent;

•	Provide performance-based incentive compensation that aligns the interests of our executives and other key employees with that of our stockholders; and

•	Facilitate the ownership of our common stock by our executives and other key employees.

Over the past several years, we have modified our long-term incentive equity compensation program in order to strengthen the alignment of pay and performance and conform with prevailing market practices and stockholders’ expectations around corporate governance.

Since 2013, we made the following changes related to equity compensation practices:

•	Adopted a pay philosophy that targets the median of our peer group, and adjusted our peer group to better reflect our size and industry

•	Added performance share unit (“PSU”) awards, representing a significant portion of the total equity award value for our executive officers

•	Required that our total shareholder return be positive in order to earn any above-target payouts from PSUs

•	Reduced the Chief Executive Officer’s maximum PSU award opportunity from 300% to 200% of target

•

Eliminated the Chief Executive Officer’s fixed Long-term Incentive (“LTI”) award guideline of 5x salary so that LTI awards can be made to reflect peer group market levels, as well as corporate and individual performance and other relevant factors

•	Added service-vesting requirements for PSUs that have one- and two-year performance periods so that all earned awards vest after 3 years

•	Certain other compensation governance actions taken include:

•	Changed annual bonus award to be based on a formulaic structure

•	Eliminated excise tax gross-up provisions from employment agreements

•	Enhanced our anti-hedging policy

•	Enhanced proxy disclosures of our compensation program to provide more information about the program, the Compensation Committee process and key decisions

•	Conducted discussions about our compensation program with stockholders representing a significant portion of our outstanding shares

Since these actions related to equity compensation were taken, along with other adjustments to our executive compensation program described in our proxy statements filed in 2014, 2015 and 2016, stockholder support for our say on pay proposals has increased from 33% in 2013 to 93% in 2014, 96% in 2015 and 90% in 2016.

As required under Section 422 of the Internal Revenue Code of 1986, as amended, and related regulations, our stockholders are being asked to approve an amendment and restatemant of the 2009 Plan so that future awards of incentive stock options (if any) made by our compensation committee to employees and officers can qualify as incentive stock options.

Purpose of the 2009 Plan

The purpose of the 2009 Plan is to attract, retain and motivate key participating employees and to attract and retain well-qualified members to the Board through the use of incentives based upon the value of common stock. Awards under the 2009 Plan are determined by the compensation committee of the Board, and may be made to our key executives, managerial employees and non-employee directors.

As of September 16, 2016, approximately ten executive officers, twenty-eight managerial employees and six non-employee directors are eligible to participate in the 2009 Plan.

Summary of the 2009 Plan, as Amended and Restated

Administration of Plan

The 2009 Plan is administered by the compensation committee, each member of which must be a non-employee director, as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the 2009 Plan, the compensation committee has authority to select employees and non-employee directors to receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, to determine the number and value of performance units awarded and earned and to cancel or suspend awards. The compensation committee is authorized to interpret the 2009 Plan, to establish, amend and rescind any rules and regulations relating to the 2009 Plan, to determine the terms and provisions of any agreements made pursuant to the 2009 Plan and to make all other determinations that may be necessary or advisable for the administration of the 2009 Plan.

The compensation committee may not amend a stock option or stock appreciation right to reduce the exercise or base price of the award. The compensation committee is prohibited from accelerating the vesting of any award, except in the event of death, disability, or a change in control.

Eligibility Under the 2009 Plan

Key employees and non-employee members of the Board selected by the compensation committee are eligible for awards.

Duration of Plan

Assuming the amendment and restatement of the 2009 Plan is approved by the stockholders at the special meeting, the 2009 Plan will expire on May 7, 2025. Following that date, no further awards may be made under the 2009 Plan.

Types of Awards

Awards under the 2009 Plan may be in the form of stock options (including incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units and performance units.

Authorized Shares Available for Awards Under the 2009 Plan

The 2009 Plan currently authorizes awards to key employees and non-employee directors of up to 1,010,000 shares of common stock. In addition, the shares of common stock that become available upon the lapse or expiration of prior grants under the 2009 Plan will be authorized for future grant under the 2009 Plan. As of September 16, 2016 only 5,256 shares are presently available for future awards. Assuming the amendment and restatement of the 2009 Plan is approved by the stockholders at the Special Meeting, the number of shares authorized for awards will be increased by 2,500,000 shares.

Annual Limits on Awards to Employees

No employee may be granted stock options or stock appreciation rights under the 2009 Plan in any single fiscal year, the total number of shares subject to which exceed 1,000,000 shares.

Performance Measures

The performance goals, upon which the payment or vesting of an award occurs are limited to the following performance measures:

•

Increases in, or levels of, net asset value; net asset value per share; pretax earnings; earnings before interest, taxes, depreciation, amortization, exploration and other non-cash expenses (“EBITDAX”); net income and/or earnings per share.

•	Return on equity, return on assets or net assets, return on capital (including return on total capital or return on invested capital).

•

Share price or stockholder return performance (including, but not limited to, growth measures and total stockholder return, which may be measured in absolute terms and/or in comparison to a group of peer companies or an index).

•	Oil and gas reserve replacement, oil and gas reserve growth, additions to our oil and gas drilling prospect inventory and improvements to finding and development costs and/or operating costs.

•	Oil and/or gas production growth.

•	Cash flow measures (including, but not limited to, cash flows from operating activities, discretionary cash flows, and cash flow return on investment, assets, equity or capital).

•	Improvements to our balance sheet including enhancing liquidity and maintaining or improving leverage as measured by the ratio of total debt divided by EBITDAX.

•

Such other appropriate performance measures, including, but not limited to, leadership development and execution of strategic initiatives, as established by the compensation committee for a performance period.

Terms of Awards

The 2009 Plan requires that awards vest over a minimum period of continued service with us. Awards that vest based on the achievement of performance goals are subject to a minimum vesting period of one year after the date of grant. If vesting is not based on performance, the minimum vesting period is three years after the date of grant. Vesting over a three-year period includes periodic graded vesting. Awards may provide for accelerated vesting in the event of death, disability, or a change in control. Notwithstanding these requirements, up to 5% of the shares available for awards under the 2009 Plan may be granted as non-performance-based awards with a vesting term of less than three years.

Stock Options

Stock options may be awarded under the 2009 Plan with an exercise price of not less than one hundred percent of the market value of the common stock on the date of the award or, if greater, the par value of the common stock. The 2009 Plan authorizes the award of both non-qualified stock options and incentive stock options. Only our employees are eligible to receive awards of incentive stock options. The aggregate value (determined at the time of the award) of the common stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year may not exceed $100,000. The term of stock options cannot exceed ten years.

In addition to allowing an optionee to pay cash to exercise options, or deliver stock certificates for previously-owned shares of common stock, the 2009 Plan will permit an optionee to use cashless exercise procedures. These include broker-assisted cashless exercises (selling a portion of the option shares to pay the exercise price and withholding taxes), and an attestation procedure in a stock-for-stock cashless exercise, avoiding the delays in requiring physical delivery of stock certificates.

The 2009 Plan permits recipients of non-qualified stock options (including non-employee directors) to transfer their vested options by gift to family members (or trusts or partnerships of family members). After transfer of an option, the optionee remains subject to tax upon the exercise of the option, and we retain the right to claim a deduction for compensation upon the exercise of the option.

Stock Appreciation Rights

The 2009 Plan authorizes the compensation committee to award stock appreciation rights (“SARs”) payable in cash or shares of stock. An SAR is an award that entitles the holder to receive an amount equal to the difference between (1) the fair market value of the shares of stock at the time of exercise of the SAR and (2) the fair market value of the shares of stock on the date that the SAR was granted. Under the 2009 Plan, this amount is paid to the holder upon the exercise of a SAR in the form of shares of stock (valued at their fair market value at the time of exercise) or in cash, as specified in the award agreement. The maximum term of SARs is ten years.

When an award of SARs is made, the total number of SARs covered by the award (and not the “net” number of shares that would be issued in the future upon exercise of the SAR) is charged against the pool of shares authorized under the 2009 Plan.

Restricted Stock

The 2009 Plan authorizes the compensation committee to grant to key employees and non-employee directors shares of restricted stock. The holder will become vested in shares of restricted stock free of all restrictions if he or she completes a required period of employment or service following the award and satisfies any other conditions; otherwise, the shares will be forfeited. The restricted period may be no more than ten years, and must be at least one year. The holder will have the right to vote the shares of restricted stock and, unless the compensation committee determines otherwise, the right to receive dividends on the shares. The holder may not sell or otherwise dispose of restricted stock until the conditions imposed by the compensation committee have been satisfied.

Restricted Stock Units and Performance Units

The 2009 Plan authorizes the compensation committee to award restricted stock units and performance units payable in cash or shares of stock. A restricted stock unit is the grant of a right to receive shares of stock in the future, upon vesting of the award. Under the 2009 Plan, a number of performance units is initially assigned by the compensation committee and the number of units actually earned will be contingent on future performance of the holder and/or us over the performance period in relation to the established performance measures. Although the performance measures and performance period will be determined by the compensation committee at the time of the award of performance units, they may be subject to such later revision as the compensation committee deems appropriate to reflect significant events or changes. The maximum term of restricted stock units and performance units is ten years.

Change in Control Events

In the event we have a change in control, as defined in the 2009 Plan, all outstanding stock options, stock appreciation rights and restricted stock will automatically become fully exercisable and/or vested, and the compensation committee may, in its sole discretion and immediately prior to a change in control, take such action as necessary to modify the terms of or accelerate the vesting of any outstanding performance units upon consummation of such change in control.

New Plan Benefits

Awards to be received by individual participants are not determinable because the compensation committee determines the amount and nature of any award under the 2009 Plan in its sole discretion at the time of grant. As a result, the benefits that might be received by participants receiving discretionary grants under the 2009 Plan are not determinable.

Federal Income Tax Consequences

The discussion below summarizes the expected federal income tax treatment of awards under the 2009 Plan, under currently applicable laws and regulations. It is only a summary of the effect of U.S. federal income taxation upon recipients of awards and us with respect to the grant and exercise of awards under the 2009 Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of a recipient’s death or the income tax laws of any municipality, state or foreign country in which the recipient’s income or gain may be taxable.

Non-Qualified Stock Options

The grant of a non-qualified stock option does not result in taxable income to the holder of such an option or in a deduction by us. The tax consequences are determined generally at the time the optionee exercises the non-qualified stock option. Upon the exercise of a non-qualified stock option, the optionee generally recognizes ordinary income in an amount equal to the difference between the fair market value of the common stock on the date of exercise and the exercise price of the option. We are entitled to a deduction for the year in which the optionee’s tax year ends in an amount equal to the amount that was includable in the optionee’s gross income. Upon exercise of options, shares can be withheld (or delivered to us, in the case of previously-owned shares) to satisfy tax withholding obligations.

If an optionee surrenders or delivers shares of common stock in whole or partial payment of the exercise price, the optionee will not recognize taxable income when the non-qualified stock option is exercised to the extent that the number of shares so surrendered or delivered equals the number of shares received upon the exercise of the option. The optionee will, however, recognize ordinary income with respect to the shares received in excess of the number of shares so surrendered or delivered, in an amount equal to the excess of the fair market value of such excess shares on the date the non-qualified stock option is exercised over the amount of any cash paid.

An optionee’s tax basis in the stock acquired pursuant to the exercise of a non-qualified stock option for which the option price is paid solely in cash will be equal to the amount of cash paid plus the amount of ordinary income that the optionee recognizes upon exercise of the option. As to the stock acquired pursuant to exercise of a non-qualified stock option for which an optionee surrenders stock in payment of all or part of the aggregate option price, the optionee’s tax basis in the number of shares acquired in the exchange which is equal to the number of surrendered shares shall be the same as that of the surrendered shares. The holding period of these acquired shares shall be the same as that of the surrendered shares. The optionee’s tax basis in any excess shares acquired in the exchange shall be zero, increased by the amount of cash, if any, paid upon the exercise of the non-qualified stock option and the amount of ordinary income that the optionee recognizes upon exercise of the option. The holding period of these acquired shares shall begin as of the date such stock is transferred to the optionee.

Incentive Stock Options

Under current law, the holder of an option will not recognize taxable income on the grant or exercise of an incentive stock option. However, the amount by which the fair market value of common stock on the date the incentive stock option is exercised exceeds the exercise price of such option will be treated as income for purposes of computing the optionee’s alternative minimum taxable income in the year the incentive stock option is exercised.

If the shares of common stock acquired through the exercise of an incentive stock option are held by an optionee through the later of (1) two years from the date of the grant of the option or (2) one year after the transfer of such shares to the optionee pursuant to the exercise, the amount received by the optionee upon the sale or other disposition of such shares in excess of the optionee’s tax basis in such shares will be taxable to such optionee as a long-term capital gain in the year of such sale or disposition. An optionee’s tax basis in the shares of common stock acquired pursuant to the exercise of an incentive stock option will be equal to the exercise price of such options.

If the shares of common stock acquired through the exercise of an incentive stock option are disposed of prior to the expiration of the two-year or one-year holding periods, an amount equal to the difference between (1) the lesser of (a) the amount realized on the sale or exchange, and (b) the fair market value of the shares on the date the option was exercised, and (2) the exercise price of the option relating to the shares sold or exchanged will be taxable to the optionee as ordinary income in the year of such disposition. In addition, if the amount realized from the sale or exchange is greater than the fair market value of the shares on the date the incentive stock option was exercised, the optionee will also recognize gain in an amount equal to such difference. This gain will be characterized as long-term or short-term capital gain, depending upon the holding period of such shares. If common stock is disposed of by gift prior to the expiration of the two-year or one-year holding periods, an amount equal to the fair market value of the shares on the date of exercise less the exercise price of the option relating to the shares disposed of will be taxable to the optionee as ordinary income in the year of such disposition.

The grant or exercise of an incentive stock option will not result in any federal income tax consequences to us. However, if common stock acquired through the exercise of an incentive stock option is disposed of by the optionee prior to the expiration of the two-year or one-year holding periods described above, we will be allowed a deduction equal to the amount of income includable in the optionee’s gross income as a result of the disposition.

Stock Appreciation Rights

Under current federal tax law, upon the grant of an SAR, no taxable income will be realized by the holder and we will not be entitled to any tax deduction. Upon exercise of an SAR, the holder will realize ordinary taxable income on the date of exercise. Such taxable income will equal the difference between the fair market value of the common stock on the date of grant of the SAR and the cash received upon exercise, or, as applicable, the fair market value of the common stock received upon exercise on the date of exercise. We will be entitled to a corresponding tax deduction.

Restricted Shares

A participant normally will not realize taxable income and we will not be entitled to a deduction upon the grant of restricted shares. When the shares are no longer subject to a substantial risk of forfeiture, the participant will realize taxable ordinary income in an amount equal to the fair market value of such shares at such time, and we will be entitled to a deduction in the same amount. A participant may make a special tax election which affects the timing and measurement of income recognized in connection with the grant of restricted shares, and our deduction.

Dividends received by a participant on restricted shares during the restricted period are generally taxable to the participant as ordinary income and will be deductible by us.

Restricted Stock Units and Performance Units

A participant receiving an award of a restricted stock unit or a performance unit will not realize taxable income until the restricted stock unit or performance unit is paid, in an amount equal to the fair market value of shares received in payment or the amount of cash received, as applicable, and we will be entitled to a corresponding deduction at such time.

Withholding

We will retain the right to deduct or withhold, or require an employee to remit to us, an amount sufficient to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event as a result of awards under the 2009 Plan.

Change in Control and Excess Parachute Payments

The accelerated vesting of awards upon a change in control could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. If so, we would not be able to deduct the excess parachute payments.

Section 162(m) Limitations

Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to a “covered employee.” A “covered employee” is an employee who is, on the last day of the company’s taxable year in which the deduction would otherwise be claimed, the company’s chief executive officer or one of the other four highest paid officers named in its proxy statement except the chief financial officer. This limit does not apply to compensation that satisfies the applicable requirements for performance-based compensation, one of which is that stockholders approve the material terms of the compensation.

The 2009 Plan incorporates the requirements for the performance-based compensation exception applicable to options, SARs, and performance units so that all such awards should qualify for the exception. In addition, the compensation committee may grant other awards designed to qualify for this exception. However, the compensation committee reserves the right to grant awards that do not qualify for this exception, and in some cases, including a change in control, the exception may cease to be available for some or all awards (including options, SARs, and performance units) that otherwise so qualify. Thus, it is possible that Section 162(m) may disallow compensation deductions that would otherwise be available to us.

This summary is qualified in its entirety by reference to the complete text of the amendment and restatement of the 2009 Plan, which has been filed with the SEC and which will be provided, at no charge, to any stockholder upon written request to our principal executive offices at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, Attention: Corporate Secretary.

A majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal is required for approval of the amendment and restatement of the 2009 Plan. Brokers do not have discretion to vote on this proposal without instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal.

The Board recommends that you vote “FOR” the proposal to approve the amendment and restatement of our 2009 Long-term Incentive Plan.

PROPOSAL 3	PROPOSAL TO AMEND OUR RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED CAPITAL STOCK

The Board has determined that it is necessary to propose an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 50 million to 75 million.

Under our Restated Articles of Incorporation, as amended, the total number of shares of capital stock that we have the authority to issue is 55 million shares, of which 50 million are common stock and 5 million are preferred stock. As of September 16, 2016, the number of shares of common stock outstanding was 13,147,914, 11,730 shares of common stock were reserved for issuance upon exercise of outstanding stock options and 1,275,418 shares of common stock were reserved for issuance upon exercise of outstanding warrants. We also have outstanding performance share unit awards equivalent to 269,253 shares that would be issuable upon achievement of the maximum awards under the terms of the performance share unit awards. As a result, as of September 16, 2016, we have a total of 35,295,685 shares of common stock available for future issuance. No shares of preferred stock are outstanding, and the proposed amendment would not increase the authorized number of shares of preferred stock.

The Board has determined that it is necessary to increase the number of authorized shares of common stock to allow for the conversion of the Convertible Notes, to make available additional shares of common stock for issuance under the 2009 Plan and to provide a sufficient reserve of shares for our future business and financial needs. If stockholder approval for the amendment to increase the authorized shares is not obtained by December 31, 2016 and such failure to obtain stockholder approval continues for a period of 90 days thereafter, the Convertible Notes will not be convertible into common stock and such failure to obtain stockholder approval will result in a default under such notes. Such default may in turn result in a default under our other debt agreements. Such defaults would likely require us to file for bankruptcy protection.

Existing holders of shares of common stock would have no preemptive rights under our Restated Articles of Incorporation to purchase any additional shares of common stock we may issue. Under Nevada law, stockholders are not entitled to appraisal rights with respect to this proposal.

The issuance of shares of common stock in connection with the conversion of the Convertible Notes will substantially dilute the voting power of existing stockholders, decrease earnings per share and decrease the book value and market value per share of shares presently held. In addition, although the purpose of the proposed amendment is not as an anti-takeover measure, the increase in the authorized number of shares of common stock and the subsequent issuance of a large number of those shares could have the effect of delaying or preventing a change of control without further action by our stockholders, and thus make it more difficult to remove and replace our management. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change of control more difficult, and therefore less likely. Although these potential anti-takeover effects are inherent in the proposed amendment, our

Board does not view the increase in the number of authorized shares of common stock as an anti-takeover measure, and the amendment is not being made in response to any specific proposed or contemplated change-of-control transaction or effort by any third party.

The Board has unanimously adopted a resolution approving, subject to stockholder approval, and declaring the advisability of an amendment to Article Fourth of our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 50 million to 75 million. The first paragraph of Article Fourth is proposed to be deleted in its entirety. This paragraph currently provides that:

Fourth:  That the amount of the total of the authorized capital stock of the corporation is Fifty-Five Million (55,000,000) shares of which Fifty Million (50,000,000) shares are Common Stock, Fifty Cents ($0.50) par value per share, and Five Million (5,000,000) shares are Preferred Stock, Ten Dollars ($10.00) par value per share. The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote. The Preferred Stock may be issued in one or more series; shares of each series shall be identical in all respects and shall have such voting, dividend, conversion and other rights, and such preferences and privileges as may be determined by resolution of the Board of Directors of the corporation.

The following paragraph is proposed to be the new first paragraph of Article Fourth:

Fourth:  That the amount of the total of the authorized capital stock of the corporation is Eighty Million (80,000,000) shares of which Seventy-Five Million (75,000,000) shares are Common Stock, Fifty Cents ($0.50) par value per share, and Five Million (5,000,000) shares are Preferred Stock, Ten Dollars ($10.00) par value per share. The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote. The Preferred Stock may be issued in one or more series; shares of each series shall be identical in all respects and shall have such voting, dividend, conversion and other rights, and such preferences and privileges as may be determined by resolution of the Board of Directors of the corporation.

If approved, this amendment will become effective upon the filing of a certificate of amendment to our Restated Articles of Incorporation with the Secretary of State of the State of Nevada, which we would complete promptly after the Special Meeting. The full text of the proposed Certificate of Amendment to the Restated Articles of Incorporation is attached to this Proxy Statement as Appendix A.

The Board recommends that you vote “FOR” the proposal to amend the Restated Articles of Incorporation to increase the authorized shares of common stock.

Director Compensation

The compensation program for our non-employee directors has been developed by the compensation committee after consideration of the recommendations and competitive market data provided by its independent compensation consultant. In setting non-employee director compensation, the compensation committee considers the significant amount of time that our directors spend satisfying their duties to the Company and our stockholders, as well as the skill level required by our directors. The program has been approved by the Board. The following sets out the components of the compensation program for our non-employee directors beginning in May 2016. Employee directors receive no additional compensation for serving on our Board:

Annual Board Retainer	$83,000
Annual Equity Grant Value	$125,000
Lead Director Retainer	$37,000
Annual Committee Chair Retainer:
Audit Committee	$31,500
Compensation Committee	$20,750
Corporate Governance/Nominating Committee	$12,500

The following table sets forth the compensation of our non-employee directors for services during 2015:

	Fees Earned or Paid in Cash	Equity Awards			Total
Name of Director		Grant Date	Number of Restricted Shares (#)(1)	Grant Date Fair Value(1)
Elizabeth B. Davis	$83,000	May 7, 2015	5,483	$125,000	$208,000
David K. Lockett	$103,750	May 7, 2015	5,483	$125,000	$228,750
Cecil E. Martin	$151,500	May 7, 2015	5,483	$125,000	$276,500
Frederic D. Sewell	$95,500	May 7, 2015	5,483	$125,000	$220,500
David W. Sledge	$83,000	May 7, 2015	5,483	$125,000	$208,000
Jim L. Turner	$83,000	May 7, 2015	5,483	$125,000	$208,000

(1)	Shares vest one year from grant date of May 7, 2015 and had a grant date value of $4.56 per share.

The compensation committee may award stock options, restricted stock, stock appreciation rights, restricted stock units or performance units to non-employee directors at its discretion under our 2009 Long-term Incentive Plan.

In June, 2016 the directors received 5,000 restricted shares each which vest in June, 2017. The value of the grants made to the directors in 2016 was 80% lower than the value of grants received in 2015.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised entirely of independent directors. None of the members of the committee during 2015 or through the date of this Proxy Statement is or has been an officer or employee of the Company and no executive officer of the Company has served on the compensation committee or board of directors of any company that employed any member of the Company’s compensation committee or Board.

Executive Compensation

Compensation Discussion and Analysis

Comstock’s executive compensation programs are intended to align pay outcomes with performance achievements, grow stockholder value, attract and retain executive talent and support the Company’s business strategy. We believe that our executive compensation programs as currently designed align executive pay with Company performance, stockholder expectations and prevailing market practices.

2015 was a very challenging year for the Company as oil and natural gas prices fell by 49% and 45%, respectively. Given the difficult industry conditions, the compensation committee determined that no employee bonuses would be paid, including awards earned by our executive officers under the Annual Incentive Plan.

90% of the shares voted at the 2016 annual meeting approved our 2015 executive compensation by supporting our “Say on Pay” proposal.

Key Compensation Program Features

•

Aligns pay and performance, using an annual incentive bonus plan that is based entirely on achieving financial performance goals and by providing 50% of LTI equity awards in PSUs based on relative TSR versus our peer group

•

Market competitive, by benchmarking compensation against a revised peer group of appropriately sized oil and gas exploration and production companies and by implementing pay changes that directly reflect the practices of this peer group

•

Incorporates stockholder interests, by aligning pay with stockholder value creation, holding discussions with large stockholders to obtain their feedback on our compensation programs and implementing many of their suggestions

•

Employs best practices in corporate governance, including adopting stock ownership guidelines, clawback and anti-hedging policies and eliminating excise and other tax gross ups in our compensation plans

•	Governed by independent directors that are advised by independent consultants

2015 Company Performance

2015 was a challenging year for us and for the industry generally. Our oil and natural gas prices fell by 49% and 45%, respectively. The low prices significantly reduced our revenues and cash flow. The successful results from our return to development of our Haynesville/Bossier shale assets in North Louisiana was the highlight of 2015. We drilled ten enhanced completion horizontal natural gas wells which all had the highest initial production rates of any wells drilled in the Company’s history. The successful drilling program added 161 billion cubic feet to our proved reserves base which offset much of the effect of low oil and gas prices. We were also able to grow our natural gas production by 20% with a limited capital expenditure budget.

2016 Compensation Actions

Given the difficult industry conditions in 2015, in order to preserve our liquidity the Compensation Committee determined that no employee bonuses would be paid, including awards earned by our executive officers under the Annual Incentive Plan. In addition, the value of long-term incentive awards made in February 2016 was reduced by approximately 70% from LTI grants made in 2015. The compensation committee chose to reduce the target LTI award values for the following reasons:

•	Recognition that stockholders experienced significant erosion in the value of their investment in Comstock over the past two years;

•	To preserve the shares remaining in the 2009 Plan and reduce the Company’s equity run rate; and

•	To mitigate the potential for windfall realized value should the industry and stock price experience a recovery.

Compensation Program Objectives

Our compensation committee has responsibility for establishing and administering the compensation objectives, policies and plans for our executive officers. The compensation program and the executive officers’ compensation are determined by the compensation committee. The committee bases its decisions concerning specific compensation elements and total compensation paid or awarded to our executive officers on several different objectives, which include:

•	Providing compensation that is competitive with the compensation of companies that have operations similar to us and are in similar markets for executive talent;

•	Encouraging focus on both short-term and long-term performance, promoting stockholder value through strategic business decisions and the achievement of performance objectives;

•	Providing performance-based incentive compensation intended to vary with company and individual performance, while appropriately moderating the impact of the cyclical nature of our business; and

•

Facilitating ownership of our common stock by our executive officers through equity-based incentives so that management’s interests are closely aligned with those of stockholders in terms of both risk and reward.

Our executive team, led by M. Jay Allison, our CEO, and Roland O. Burns, our President and Chief Financial Officer, is highly regarded in the industry. The long tenure of Messrs. Allison and Burns leading our company is a key factor in driving stockholder value. The committee believes it is critical to continually invest in retaining this leadership team, and reward them for performance. Their experience is particularly critical at this time as we continue to strategically position the Company to be more balanced between oil and natural gas production and reserves. The executive team’s compensation will reflect our performance when measured against these objectives.

Our compensation committee held five meetings during 2015 and it has met three times so far during 2016. In December 2015, the committee approved base salaries for 2016. In February 2016, the achievement of performance-based annual incentives for 2015 was reviewed and approved and LTI awards were approved.

Compensation Components

The purpose and key features of each component of our executive compensation program are summarized below:

Component	Objective	Key Features
Base salary	Reflects each executive’s level of responsibility, leadership, tenure, and contribution to the achievement of the Company’s business objectives and is designed to be competitive with our peer group	Fixed compensation that is reviewed annually and adjusted as appropriate.

Annual incentive award	Measures and rewards achievement of short-term performance goals that apply to the annual business plan

Performance-based cash incentives made up 100% of our named executive officers’ 2015 annual incentive awards and were based on the achievement of pre-established performance goals. The performance goals are established and target awards are approved during March for each year. A target award is established, as well as threshold performance and maximum performance award levels.

Performance- based restricted stock unit awards (PSUs)	Aligns the long-term interests of our executive officers with our stockholders by determining the number of shares earned for each performance period by our TSR in comparison to the peer group	Performance-based LTI awards represent 50% of our named executive officers’ LTI awards. The ultimate number of units earned is based on the achievement of our TSR relative to the peer group.

Restricted stock awards

Motivates our executive officers to achieve our business objectives by tying incentives to the performance of our common stock over the long term; motivates our executive officers to remain with the Company by mitigating swings in incentive values during periods of high commodity price volatility

Restricted stock awards which vest over three years under which the ultimate value realized varies with our common stock price. Restricted stock awards represent 50% of our named executive officers’ LTI awards.

Executive Life Insurance Program	Provides life insurance protection and retirement savings for our executive officers	The Company’s contributions each year equal 5% of each executive’s salary and prior year’s bonus, used to purchase life insurance coverage.

Employment Agreements	Provide industry appropriate post-termination compensation in certain circumstances to our CEO, President and Chief Operating Officer

Employment agreements were amended in 2014 to align with market practice and reflect current governance standards. Severance benefits related to a change in control now require that the executive’s employment has been involuntarily or constructively terminated (“double trigger”). There are no golden parachute excise tax or other tax “gross-ups”.

Component	Objective	Key Features
Other Benefits	401(k) Plan participation and employee welfare plan programs designed to be competitive in recruiting and retaining employees	Our executive officers participate in the retirement and welfare plan programs on the same terms as all other employees.

The compensation committee has not established formal policies or guidelines with respect to the mix of base salary, annual cash bonus and stock-based awards to be paid or awarded to the executive officers. In general, the compensation committee believes that a greater percentage of the compensation for our executives should be stock-based awards and should be based on individual and overall corporate performance to align the interests of our executives with our stockholders.

Roles and Responsibilities

In 2015, the compensation committee and the Board made all compensation decisions for the Company’s executive officers including the CEO. The committee retained Meridian Compensation Partners, LLC (“Meridian”) to review our compensation program including peer benchmarking analysis to assess the competitiveness of our compensation levels, design, practices and processes. Meridian is an independent compensation consulting firm and does not provide any other services outside of matters pertaining to executive and director compensation and related corporate governance matters. Meridian reports directly to the compensation committee, which is the sole party responsible for determining the scope of services performed, the directions given regarding the performance of those services, and the approval of the payment of invoices for those services.

The compensation committee has the sole authority to retain or terminate its compensation consultant. The compensation consultant’s role with the Company is limited to executive compensation matters and no such services are performed unless at the direction of and with the approval of the committee. In connection with its engagement of Meridian, the committee considered various factors bearing on their independence, including the amount of fees paid by the Company in 2015 and the percentage of total revenues they represented; their policies and procedures for preventing conflicts of interest and compliance therewith; any personal and business relationship of any of their personnel with any of our compensation committee members or executive officers; and their policies prohibiting stock ownership by their personnel engaged in any Company matter and the compliance therewith. After reviewing these factors, the compensation committee determined that Meridian is independent and that their engagement did not present any conflict of interest.

Determining Market Compensation

Peer Group

Meridian assisted our compensation committee by making recommendations regarding market compensation. This included recommending an appropriate peer group against which to benchmark our executives’ compensation. Selection of the companies within the peer group was based not only upon the total revenue and market capitalization of companies within the exploration and production industry, but also the core areas in which the companies compete and the complexity of their operations.

For 2015, the peer group companies utilized by the compensation committee were:

Approach Resources Inc.	Laredo Petroleum, Inc.	SM Energy Company
Bill Barrett Corporation	Oasis Petroleum Inc.	Stone Energy Corporation
Carrizo Oil & Gas, Inc.	PDC Energy, Inc.	Swift Energy Company
Cimarex Energy Co.	Rosetta Resources Inc.*	Ultra Petroleum Corp.

* Removed from Peer Group for 2015.

During 2015, the stock of Rosetta Resources, Inc. ceased trading on public markets, and accordingly, this company was removed from our peer group for 2015.

For 2016, the compensation committee adopted a new peer group comprised of fifteen companies that have median revenues of approximately $293 million, median assets of $1.4 billion, median market capitalization of $405 million and median enterprise value of $1.2 billion. For 2016, the peer group companies are:

Approach Resources Inc.	Eclipse Resources Corporation	PDC Energy, Inc.
Bill Barrett Corporation	Jones Energy, Inc.	Parsley Energy Corporation
Bonanza Creek Energy, Inc.	Laredo Petroleum, Inc.	Rex Energy Corporation
Callon Petroleum Holdings, Inc.	Matador Resources, Inc.	Stone Energy Corporation
Carrizo Oil & Gas, Inc.	Oasis Petroleum, Inc.	Ultra Petroleum Corp.

The composition of our peer group is reviewed each year and may change based on business combinations, asset acquisitions and/or sales, and other types of transactions that cause peer companies to no longer exist or no longer be comparable.

Benchmarking Compensation

On an annual basis, the compensation of our executives and all our employees are benchmarked against our peer group and reviewed for market competitiveness. Meridian compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. Peer benchmarking is only one of many considerations used to determine market compensation. Meridian also provided the compensation committee with compensation data from the 2015 North America Oil and Gas Exploration & Production Compensation Survey, administered by Meridian (data effective as of June 1, 2015).

Determination of Base Salaries

Base salaries for executive officers are based on each individual’s responsibilities, experience and performance, taking into account among other things, the individual’s initiative, contributions to our overall performance, managerial ability and handling of special projects. These same factors are applied to establish base salaries for other key management employees. Base salaries for executive officers generally are reviewed annually for possible adjustment. The compensation committee determines the base salary of our executive officers including the CEO.

In December 2015, our compensation committee reviewed base salaries for all NEOs for 2016 and determined that it would hold their base salaries flat in 2016 based on benchmarking data and current industry conditions.

Determination of Annual Incentives

Annual cash bonuses are provided to promote achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis. All of our full-time employees participate in an annual bonus plan. In 2012, the compensation committee adopted the performance bonus plan, the 2012 Incentive Compensation Plan (the “Annual Incentive Plan”), for the CEO and President. Beginning in 2014, all of our executive officers are included in the Annual Incentive Plan. Annual bonus awards are paid from a performance-based bonus pool that will allow for full tax deductibility of the bonuses paid under Section 162(m) of the Internal Revenue Code.

The compensation committee set the funding for the 2015 performance-based bonus pool at 5% of the Company’s EBITDAX (earnings before interest, tax, depreciation, amortization and exploration expense), a measure of profitability that is commonly used within the oil and gas exploration and production industry. Individual bonus awards were determined through the Annual Incentive Plan based on the achievement of financial, strategic and operational objectives. In March 2015, the compensation committee approved target bonus opportunities for the executive officers, expressed as a percentage of their annual base salary. The bonus targets were determined based on the results of Meridian’s competitive benchmarking analysis, and are reviewed annually.

The 2015 threshold, target, and maximum bonus opportunities for our NEOs that were established by the compensation committee were as follows:

Position	Threshold	Target	Maximum
	(Percentage of Annual Base Salary)
CEO	50%	100%	200%
President	45%	90%	180%
Chief Operating Officer	40%	80%	160%
General Counsel	30%	60%	120%
Vice President of Accounting	30%	60%	120%

The executives had the opportunity to earn bonus awards within a range of 0% to a maximum of 200% of their target bonus opportunity, based on the Company’s performance relative to pre-determined bonus components and goal levels. For 2015, the bonus components and goal levels were as follows:

	Weighting	Threshold	Target	Maximum
Production Growth	20%	5% over 2014	10% over 2014	15% over 2014
Capital Efficiency % (Improvement in Finding Costs)	20%	15% over 2014	20% over 2014	30% over 2014
Reserve Replacement %	20%	75%	100%	125%
Other Key Objectives	40%
* Total Shareholder Return (TSR)
* Enhancing Liquidity
* Total Producing costs per Mcfe
* Leadership Development
* Execution of Strategic Plan

Each bonus component was weighted and up to 50% of the weighted portion of target bonus could have been earned for achievement of the threshold goal level; up to 100% could have been earned for achievement of the target goal level; and up to 200% could have been earned for achievement of the maximum goal level. For performance between the threshold, target and maximum goal levels, weighted bonus contributions were determined using straight-line interpolation. If performance for a bonus component was below the threshold goal level, no bonus was earned for that bonus component.

The Company’s achievement of the defined performance goals in 2015 was as follows:

	Achievement	% of Target
Production Growth	1%	Below Threshold
Capital Efficiency %	75%	Maximum
Reserve Replacement %	148%	Maximum
Other Key Objectives	Exceeded Target	110%

Based on the achievement of goals in 2015, our NEOs would have earned payouts of 124% of their target awards. Given the difficult industry conditions, the compensation committee decided not to pay employee bonuses for 2015 in order to preserve our liquidity and accordingly no awards were made under the Annual Incentive Plan.

Long-term Incentive Awards

Our executives are eligible to receive long-term incentive awards under our stockholder approved 2009 Plan, which allows the compensation committee to select from among a variety of award vehicles to make individual awards. The committee believes long-term incentive awards align the interests of the executives with the interests of our stockholders, provide competitive total compensation opportunities and support the attraction and retention of key talent.

Restricted stock awards typically vest over three years. One-third of the PSUs granted could be earned based on the Company’s TSR performance relative to a peer group in each of one-, two- and three-year performance periods. The use of three performance periods allows us to properly manage the shares available for such awards under the 2009 Plan.

During February 2015, the compensation committee approved LTI awards to the executives which consisted of an equal mix of PSUs and restricted stock. In connection with his return to the Company, the compensation committee awarded 250,000 shares of restricted stock to Mr. Good, our Chief Operating Officer, which vest one third in each of the three subsequent years. In making decisions concerning these awards, the committee considered competitive benchmarking data, the performance of the Company, individual performance, and other factors the committee deemed relevant. The following table reflects the LTI awards made in February 2015 to our NEOs:

	PSU Awards	Restricted Stock Awards
	(Units)	(Shares)
CEO	44,600	44,600
President	26,000	26,000
Chief Operating Officer	—	50,000
General Counsel	4,097	4,097
Vice President of Accounting	4,097	4,097

To determine the PSUs earned, the committee certifies our TSR relative percentile. The number of shares that may be earned ranges from 0% to 200% of the target PSUs granted. If our relative TSR performance is less than the 20th percentile, none of the PSUs are earned. If our relative TSR performance is the 50th percentile, 100% of the target PSUs are earned. If our relative TSR performance is at least the 90th percentile, 200% of the target PSUs are earned. Earned PSUs are interpolated between threshold, target and maximum performance. The executive’s earned PSUs, as certified annually, are delivered to him in the form of shares of restricted stock, which vest only if the executive remains employed following the end of the three-year performance period. The restricted stock vests over three years, one-third per year from the date of grant.

The Company’s TSR performance in 2015 resulted in one-third of the PSU grants awarded in 2012 and 2014 being forfeited by the Company’s executive officers. The remaining 2014 PSUs could be earned based on the Company’s relative TSR performance against its 2014 peer group for the remaining performance periods of January 1, 2014 through December 31, 2016. The Company’s executive officers earned 24% of one-third of the PSU grants awarded in 2015 based on the one year TSR performance at the 27th percentile for the period January 1, 2015 through December 31, 2015. The remaining 2015 PSUs could be earned based on the Company’s relative TSR performance for the remaining performance periods of January 1, 2015 through December 31, 2016 and January 1, 2015 through December 31, 2017.

Executive Life Insurance Plan

We have an executive life insurance plan for our executive officers. The purpose of this plan is to provide additional life insurance protection to our executive officers and savings for their retirement. Under this plan, we contribute five percent of each participant’s annual cash compensation to purchase a variable universal life insurance policy. Each participant directs the investment of the policy’s cash values among a selection of mutual funds offered by the carrier. During employment, the participants may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but have no other rights of ownership in the policy. Upon a participant’s termination of employment, the policy will be transferred to the participant. Contributions to this plan totaled $218,500 in 2015.

Other Benefits

Our executive officers receive medical, group life insurance and other benefits including matching contributions under our 401(k) plan that are available generally to all of our salaried employees over 21 years of age. We have no defined benefit retirement plans for any of our employees.

Other Matters Affecting Our Executive Compensation

Limitation on Income Tax Deduction for Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate income tax deduction for compensation paid to each executive officer, other than the Chief Financial Officer, shown in the summary compensation table to $1 million, unless the compensation is “performance-based compensation” and qualifies under certain other exceptions. Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance stockholder value. The committee also attempts to structure compensation programs that are tax-advantageous to us to the extent the programs are consistent with our compensation philosophy. Awards of time-vested restricted stock and certain forms of cash compensation do not qualify under Section 162(m). Awards under our Annual Incentive Plan and awards of PSUs are intended to qualify as “performance-based compensation.”

Risk and Our Employee Compensation Program

The compensation committee reviewed the possible relationship between risk and our incentive compensation program for all employees. The compensation committee believes that there are no compensation incentives which encourage excessive risk and are reasonably likely to have a material adverse effect on the Company. The design of our incentive compensation program, which seeks to eliminate any excessive risks, includes (1) basing cash bonuses on the achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis, (2) the vesting of restricted stock awards annually over three years, (3) the use of equity as a significant portion of incentive compensation, and (4) stock ownership and retention requirements for our officers.

Clawback Provisions

Our CEO and President and Chief Financial Officer are currently subject to the forfeiture of bonuses and profits stipulated by Section 304 of the Sarbanes Oxley Act of 2002. In addition, the compensation committee adopted a recoupment policy during 2012 which would allow us to recoup excess incentive compensation from current or former executives at the vice president level or above who received incentive-based compensation during the three year period preceding the date on which we are required to prepare a financial restatement. This policy applies to incentive compensation granted on or after December 1, 2012. Our compensation committee will adopt provisions consistent with the requirements of the Dodd-Frank Act when final regulatory guidance is issued by the SEC.

Summary Compensation Table

The following table reflects the elements of compensation earned by our named executive officers under our executive compensation programs.

Salary: Values shown represent the base salary earnings of the named executive officers.

Bonus: Values reflect the discretionary cash bonus earned by the named executive officers.

Grant Date Fair Value of Stock Awards: This column represents the grant date fair value of grants of restricted stock and PSUs.

Non-Equity Incentive Plan Compensation: This column represents the cash bonus earned under the Company’s Annual Incentive Plan.

Non-Qualified Deferred Compensation Earnings: This column reflects “above market” earnings on non-qualified deferred compensation plans. This is the difference between (i) actual earnings on the cash surrender values of universal life insurance policies owned by us insuring each executive under our Executive Life Insurance Plan, and (ii) market interest rates, as determined pursuant to the SEC’s rules.

All Other Compensation: This column represents the value of the additional benefits provided by us that include the employer match under our 401(k) plan, life insurance premiums paid by us for the benefit of certain executive officers, incremental costs incurred for personal use of our corporate aircraft, and the value of insurance provided by the Company.

Name and Principal Position	Year	Salary		Bonus		Grant Date Fair Value of Stock Awards(1)		Non-Equity Incentive Plan Compensation		Non-Qualified Deferred Compensation Earnings		All Other Compensation (2)(3)		Total
M. Jay Allison Chief Executive Officer	2015 2014 2013	$ $ $	802,000 802,000 802,000		— — —	$ $	2,174,994 2,444,401 —	$ $	— 505,260 1,100,000	$ $	— 78,490 303,579	$ $ $	161,692 138,817 136,371	$ $ $	3,138,686 3,968,968 2,341,950

Roland O. Burns President and Chief Financial Officer	2015 2014 2013	$ $ $	543,500 543,500 543,500		— — —	$ $	1,267,934 1,425,908 —	$ $	— 308,165 617,778	$ $	— 19,571 218,993	$ $ $	105,097 49,193 48,513	$ $ $	1,916,531 2,346,337 1,428,784

Mack D. Good Chief Operating Officer(4)	2015 2014 2013		$281,250 — —		— — —		$1,445,000 — —		— — —		— — —		$15,900 — —		$1,742,150 — —
D. Dale Gillette Vice President of Land and General Counsel	2015 2014 2013	$ $ $	346,000 346,000 336,500	$	— — 295,000	$ $	199,786 222,727 —	$	— 130,788 —	$ $	— 9,644 39,398	$ $ $	22,258 21,353 20,468	$ $ $	568,044 730,512 691,366

Daniel K. Presley Vice President of Accounting, Controller and Treasurer	2015 2014 2013	$ $ $	250,000 250,000 227,750	$	— — 225,000	$ $	199,786 207,542 —	$	— 94,500 —	$ $ $	1,628 8,782 58,874	$ $ $	16,828 16,480 16,116	$ $ $	468,242 577,304 527,740

(1)	The amounts in this column represent the aggregate grant date fair value of restricted stock grants and grants of PSUs.
(2)

Perquisites provided to Mr. Allison and Mr. Burns in 2015 of $21,148 and $51,419, respectively, represent the Company’s incremental costs incurred for their personal use of its corporate aircraft. Except for these amounts, perquisites provided by us to executive officers did not exceed $10,000 for 2013, 2014 and 2015 and they are accordingly excluded from this table.

(3)	Amounts in this column include life insurance premiums paid by us of $101,031 for Mr. Allison and $31,460 for Mr. Burns in 2013, 2014, and 2015, respectively.
(4)	Mr. Good rejoined the Company in March 2015 following a brief retirement.

Grants of Plan-Based Awards in Fiscal Year 2015

In February 2015, the compensation committee made the following awards under the Annual Incentive Plan to the NEOs:

Name and Principal Position	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Threshold	Target	Maximum
M. Jay Allison Chief Executive Officer	$401,000	$802,000	$1,604,000
Roland O. Burns President and Chief Financial Officer	$244,575	$489,150	$978,300
Mack D. Good Chief Operating Officer(1)	$150,000	$300,000	$600,000
D. Dale Gillette Vice President of Legal and General Counsel	$103,800	$207,600	$415,200
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	$75,000	$150,000	$300,000

(1)	Mr. Good rejoined the Company in March 2015 following a brief retirement.

The threshold, target and maximum amounts represent the potential amount payable under the Annual Incentive Plan based upon achievement of the performance goals established for 2015. The compensation committee elected not to pay out any awards from the Annual Incentive Plan for 2015.

In February 2015, the compensation committee also made the following equity-based awards under the 2009 Plan to the NEOs:

	Stock Awards
		Estimated Future Payouts Under Equity Incentive Plan Awards (Units)			Restricted Stock (Shares)
Name and Principal Position	Grant Date	Threshold(1)	Target(1)	Maximum(1)	Number of shares of Stock(2)	Grant Date Fair Value of Stock Awards(3)
M. Jay Allison Chief Executive Officer	February 11, 2015	22,300	44,600	89,200	44,600	$2,174,994
Roland O. Burns President and Chief Financial Officer	February 11, 2015	13,000	26,000	52,000	26,000	$1,267,934
Mack D. Good Chief Operating Officer(4)	February 23, 2015	—	—	—	50,000	$1,445,000
D. Dale Gillette Vice President of Legal and General Counsel	February 11, 2015	2,049	4,097	8,194	4,097	$199,786
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	February 11, 2015	2,049	4,097	8,194	4,097	$199,786

(1)

This amount represents PSUs granted under our 2009 Plan. PSUs represent the right to receive, upon settlement of the PSUs after the completion of a vesting period, a number of shares of our common stock that may be from zero to two times the number of PSUs granted on the award date, depending on the extent to which our performance criteria have been achieved and the extent to which the PSUs have vested. The performance criteria for the PSUs are based on the relative ranking of our TSR for the performance period and the TSR of certain peer companies for the performance period. The PSUs vest one third annually over three performance periods, one year ending December 31, 2015, two years ending December 31, 2016 and three years ending December 31, 2017.

(2)	The restricted stock grants vest one third on each of February 20, 2016, 2017 and 2018.

(3)

The grant date fair value of restricted stock awards was based upon the closing price for the company’s stock on February 11, 2015 of $26.85 per share ($28.90 per share as of February 23, 2015 for Mr. Good). The grant date fair value of PSUs was determined to be $21.90 per unit. The grant date fair value of PSUs was computed based on the target award levels. Total PSU awards in 2015 were 94,250 units with a target value of $2,065,648.

(4)	Mr. Good rejoined the Company in March 2015 following a brief retirement.

In February 2016, the compensation committee awarded LTI awards to our named executive officers which included 154,102 restricted share awards that vest one third per year in each of February 2017, 2018 and 2019, and 51,369 performance share unit awards that can be earned one third per year in each of February 2017, 2018 and 2019. The actual number of shares to be earned pursuant to the performance share unit grants ranges from zero to 200% of the awards based on our future TSR performance.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of outstanding equity awards held by our named executives at December 31, 2015. There were no stock option awards outstanding.

Stock Awards
Name and Principal Position	Number of Shares of Stock That Have Not Vested(#)		Market Value of Shares of Stock That Have Not Vested(1)		Number of Equity Incentive Awards That Have Not Vested(#)(2)		Market Value of Equity Incentive Awards That Have Not Vested(3)
M. Jay Allison Chief Executive Officer	63,739 16,936 14,867	(5) (6) (7)	$ $ $	595,958 158,352 139,005	3,568 21,332 14,867	(5) (6) (7)	$ $ $	33,361 199,452 139,005
Roland O. Burns President and Chief Financial Officer	29,163 9,874 8,667	(5) (6) (7)	$ $ $	272,667 92,320 81,035	2,080 12,438 8,667	(5) (6) (7)	$ $ $	19,448 116,293 81,035
Mack D. Good Chief Operating Officer(4)	16,667 16,667 16,667	(5) (6) (7)	$ $ $	155,833 155,833 155,835	— — —			— — —
D. Dale Gillette Vice President of Land and General Counsel	4,443 1,745 1,366	(5) (6) (7)	$ $ $	41,541 16,315 12,768	328 1,761 1,366	(5) (6) (7)	$ $ $	3,065 16,460 12,768
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	4,163 1,720 1,366	(5) (6) (7)	$ $ $	38,918 16,074 12,768	330 1,734 1,366	(5) (6) (7)	$ $ $	3,078 16,209 12,768

(1)	Market value was based on the closing price for our common stock on the last trading day of 2015 of $9.35 per share.

(2)	This column represents the number of outstanding PSUs. The number of PSUs for unvested grants reflect the target award levels.

(3)

This column represents the payout value for the PSUs which were earned in 2016 and the projected pay out values of unearned PSUs. The projected payout values are determined by multiplying the target number of shares by $9.35, the closing price of our common stock on the last business day of 2015. The actual payout will depend upon our actual performance compared to our peer group’s performance at the end of each performance period and the date on which the payouts occur.

(4)	Mr. Good rejoined the Company in March 2015 following a brief retirement.

(5)	Vested in 2016. Only 24% of the first one-third of the 2015 PSUs vested in 2016, all other PSUs with 2016 vesting dates were forfeited.

(6)	Vest in 2017.

(7)	Vest in 2018.

Option Exercises and Stock Vested

There were no stock options exercised during 2015. The following table sets forth certain information with respect to the value of restricted stock and performance share units which vested during the year ended December 31, 2015.

	Restricted Stock		Performance Share Units
Name and Principal Position	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting
M. Jay Allison Chief Executive Officer	43,472	$1,473,393	—	—
Roland O. Burns President and Chief Financial Officer	18,296	$618,968	—	—
Mack D. Good Chief Operating Officer	—	—	—	—
D. Dale Gillette Vice President of Land and General Counsel	2,718	$91,276	—	—
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	2,477	$83,155	—	—

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the non-qualified deferred compensation of the named executives in 2015. Under our Executive Life Insurance Plan, we contribute annually five percent of each executive’s annual cash compensation to purchase a variable universal life insurance policy on his life. During employment, he may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but has no other rights of ownership in the policy. Upon his having attained four years of service and electing retirement, or upon a change in control, the policy is transferred to him. No withdrawals or distributions were made during 2015.

Name and Principal Position	Company Contributions(1)	Aggregate Earnings (Losses)(2)	Aggregate Balance at End of Year
M. Jay Allison Chief Executive Officer	$65,363	($2,250)	$2,443,803
Roland O. Burns President and Chief Financial Officer	$42,583	($2,626)	$1,214,423
Mack D. Good Chief Operating Officer	—	—	—
D. Dale Gillette Vice President of Land and General Counsel	$23,839	($3,010)	$241,402
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	$17,225	$1,628	$337,443

(1)	Company contributions have not been included in the Summary Compensation Table for this or any prior years.

(2)	Above market portion of the aggregate earnings has been included in the Summary Compensation Table in each year.

Potential Payments upon Termination or Change in Control

Employment Agreements

We have employment agreements with our CEO, President and Chief Operating Officer. The employment agreements provide that our CEO, President and Chief Operating Officer will maintain the confidentiality of our confidential and proprietary information for as long as the information is not publicly disclosed. These agreements include separate provisions wherein our CEO, President and Chief Operating Officer will receive certain prescribed benefits based upon changes in their employment status or in the event of a change in control. The compensation committee believes that it is in our best interests as well as the best interests of our stockholders to offer such benefits to these executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The compensation committee believes that providing change in control benefits to senior executives allows them to evaluate objectively whether a potential change in control transaction is in the best interest of our stockholders, without having to be concerned regarding their future employment. It allows them to focus on the negotiations during such a transaction when we would require thoughtful leadership to ensure a successful outcome.

A “change in control” is defined to include a variety of events, including significant changes in stock ownership, changes in our Board, certain mergers and consolidations, and the sale or disposition of all or substantially all of our consolidated assets.

Potential Payments Upon Termination

Under the employment agreements, we are required to provide compensation to these officers in the event we terminate the executive’s employment without cause or the executive terminates his employment with good reason, including assignment of duties inconsistent with his position or requiring him to be based at another location. If the executive dies, the agreements provide for payment of six months of annualized total compensation (current base salary and target bonus) to the executive’s estate. The agreements provide for the payment of severance benefits if the executive’s employment is terminated by us without cause or by the executive for good reason (other than within twelve months following a change in control) in an amount equal to 150% of the sum of his then current salary and most recent bonus, plus a payment equal to the cost of continued medical benefits for eighteen months. If there is a change in control and, within twelve months thereafter, the executive terminates his employment for good reason or if the executive’s employment is terminated by us without cause, the severance benefit payable to the executive is 299% of the sum of his base salary and highest annual bonus plus a payment equal to the cost of continued medical benefits for eighteen months.

The following tables quantify compensation that would become payable under the employment agreements and other arrangements if the NEO’s employment had terminated on December 31, 2015, based on, where applicable, our closing stock price on that date. Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different. Under the 2009 Plan, unvested equity awards will vest for all employees in the event of a change in control or in the event of death or disability. This is reflected in the table “Termination Following a Change in Control” in the “Value of Unvested Stock Awards.” Under our Executive Life Insurance Plan, the NEOs are entitled to receive a distribution of the life insurance policies insuring their lives in the event of termination of employment. This is reflected in the table below in the “Present Value of Deferred Compensation Benefits.”

Termination Following a Change in Control

Name and Principal Position	Salary(1)	Bonus(2)	Present Value of Deferred Compensation Benefits	Continuation of Health Benefits(3)	Value of Unvested Stock Awards(4)
M. Jay Allison Chief Executive Officer	$2,397,980	$11,960,000	$2,443,803	$59,745	$1,636,952
Roland O. Burns President and Chief Financial Officer	$1,625,065	$3,976,700	$1,214,423	$59,745	$879,574
Mack D. Good Chief Operating Officer	$1,121,250	$2,137,850	—	$59,745	$467,501
D. Dale Gillette Vice President of Land and General Counsel	—	—	$241,402	—	$135,210
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	—	—	$337,443	—	$131,871

(1)	Amount equal to 299% of annual base salary.

(2)	Amount equal to 299% of highest bonus paid during the employee’s tenure with the Company.

(3)	Amount equal to the cost of continued medical and dental coverage for 18 months.

(4)	The value of the stock awards is based on our December 31, 2015 closing stock price of $9.35 per share; PSU awards vesting in 2016 and 2017 are assumed to achieve maximum award performance.

Involuntary Termination Without Cause or Termination With Good Reason

Name and Principal Position	Salary(1)	Bonus(2)	Present Value of Deferred Compensation Benefits	Continuation of Health Benefits(3)
M. Jay Allison Chief Executive Officer	$1,203,000	—	$2,443,803	$59,745
Roland O. Burns President and Chief Financial Officer	$815,250	—	$1,214,423	$59,745
Mack D. Good Chief Operating Officer	$562,500	—	—	$59,745
D. Dale Gillette Vice President of Land and General Counsel	—	—	$241,402	—
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	—	—	$337,443	—

(1)	Amount equal to 150% of annual base salary.

(2)	Amount equal to 150% of annual bonus.

(3)	Amount equal to the cost of continued medical and dental coverage for 18 months.

Other Business

The Board does not know of any business that will properly come before the Special Meeting other than that described above. If any other business should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxies.

Additional Information

Stockholder Proposals and Nominations for the 2017 Annual Meeting

Any stockholder who desires to submit a proposal or director nominee for consideration at our annual meeting of stockholders in 2017 and wishes to have such proposal or nominee included in our proxy materials must submit the proposal or nominee to us at our principal executive offices no later than December 4, 2016 unless we notify the stockholder otherwise. Only those proposals or nominations that are timely received by our Corporate Secretary and proper for stockholder action (and otherwise in accordance with Rule 14a-8 of the Exchange Act) will be included in our proxy materials. Such written notice must set forth (i) the name and address of the stockholder who intends to bring business before the meeting; (ii) the specific nature of the business he or she seeks to bring before the meeting; and (iii) a representation that the stockholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

Written request for inclusion of any stockholder proposal or director nomination should be addressed to: Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. We recommend that such proposal be sent by certified mail, return receipt requested. Any stockholder who intends to bring business to the annual meeting of stockholders in 2017 (including any director nominations), but not include the business in our proxy statement, must give written notice to our Corporate Secretary at the address set forth above by not earlier than January 26, 2017 and not later than February 25, 2017.  Such notice must comply in all respects with the requirements set forth in our bylaws.

Solicitation of Proxies

We have provided proxy materials to banks, brokers, and other financial fiduciaries and requested that such materials be promptly forwarded to the beneficial owners of common stock. In addition, solicitation of proxies may be made by directors, officers or employees of the Company for no additional compensation. The cost of soliciting proxies and related services will be borne by us.

Electronic Delivery of Proxy Statement and Annual Report

Stockholders who received printed copies of the proxy materials can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save Comstock the cost of producing and mailing these documents, reduce the amount of mail you receive and help preserve environmental resources.

You may sign up for this option by:

•	following the instructions provided on your proxy card; or

•	following the instructions provided when you vote over the Internet.

If you choose to view future proxy statements and annual reports over the Internet and you are a street-name stockholder as of the applicable record date, you will receive an e-mail message next year containing the Internet address to use to access Comstock’s proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on www.proxyvoting.com. You do not have to re-elect Internet access each year.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this Proxy Statement and Notice of Special Meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below, and we will send a separate copy to each stockholder.

If the shares are registered in the name of the stockholder, the stockholder should contact us at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, Attn: Investor Relations, telephone number (800) 877-1322 to inform us of their request. If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Stockholder List

A list of stockholders of record will be available for examination at our corporate headquarters during normal business hours for a period of ten days prior to the Special Meeting.

Roland O. Burns

Secretary

Frisco, Texas

September 29, 2016

COMSTOCK RESOURCES, INC.

SPECIAL MEETING OF STOCKHOLDERS

November 8, 2016

10:00 a.m.

at the Company Headquarters

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Appendix A

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

COMSTOCK RESOURCES, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

BE IT RESOLVED, that Article Fourth of the Restated Articles of Incorporation of the Corporation be amended to read in its entirety as follows:

“FOURTH:        That the amount of the total of the authorized capital stock of the corporation is Eighty Million (80,000,000) shares of which Seventy-Five Million (75,000,000) shares are Common Stock, Fifty Cents ($.50) par value per share, and Five Million (5,000,000) shares are Preferred Stock, Ten Dollars ($10.00) par value per share. The shares of Common Stock shall be identical in all respects and shall have one vote per share on all matters on which stockholders are entitled to vote. The Preferred Stock may be issued in one or more series; shares of each series shall be identical in all respects and shall have such voting, dividend, conversion and other rights, and such preferences and privileges as may be determined by resolution of the Board of Directors of the corporation.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: [            ] for, [            ] against

4. Effective date and time of filing: (optional)     Date:             Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

A-1

Appendix B

COMSTOCK RESOURCES, INC.

2009 Long-term Incentive Plan

Amended and Restated Effective as of November 8, 2016

I. GENERAL

1. Purpose. The COMSTOCK RESOURCES, INC. 2009 Long-term Incentive Plan (the “Plan”) has been established by COMSTOCK RESOURCES, INC. (the “Company”) to:

(a) attract and retain key executive and managerial employees;

(b) motivate participating employees, by means of appropriate incentive, to achieve long-range goals;

(c) attract and retain well-qualified individuals to serve as members of the Company’s Board of Directors;

(d) provide incentive compensation opportunities which are competitive with those of other public corporations; and

(e) further align Participants’ interests with those of the Company’s other stockholders through compensation alternatives based on the Company’s common stock;

and thereby promote the long-term financial interest of the Company and its Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

2. Effective Date. The Plan was originally effective May 19, 2009, upon approval by the stockholders at the Company’s 2009 annual meeting and was mostly recently amended and restated effective May 7, 2015, upon approval by the stockholders at the Company’s 2015 annual meeting. The Plan, as further amended and restated, is effective November 8, 2016, upon approval by the stockholders at a special meeting of stockholders on November 8, 2016.

3. Definitions. The following definitions are applicable to the Plan.

“Award” means the grant of any Stock Option, share of Restricted Stock, Restricted Stock Unit, Performance Unit or Stock Appreciation Right under the Plan pursuant to the terms, conditions, and limitations that the Committee may establish in order to fulfill the objectives of the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Disability” means the inability of a Participant, by reason of a physical or mental impairment, to engage in any substantial gainful activity, of which the Committee shall be the sole judge.

“Effective Date” means November 8, 2016, with respect to this Amendment and Restatement. The original “Effective Date” was May 19, 2009.

“Fair Market Value” of any Stock means, as of any date, the last sale price for such Stock as reported by the New York Stock Exchange on the date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

“Non-employee Director” means each member of the Board who is not an employee of the Company.

“Option Date” means, with respect to any Stock Option, the date on which the Stock Option is awarded under the Plan.

“Participant” means any employee or Non-employee Director of the Company or any Subsidiary who is selected by the Committee to participate in the Plan.

“Performance Unit” shall have the meaning ascribed to it in Part V.

“Permitted Transferees” means members of the immediate family of the Participant, trusts for the benefit of such immediate family members, and partnerships in which substantially all of the interests are held by the Participant and members of his or her immediate family. An immediate family member shall mean any descendant (children, grandchildren and more remote descendants), including step-children and relationships arising from legal adoption, and any spouse of a Participant or a Participant’s descendant.

“Related Company” means any corporation during any period in which it is a Subsidiary, or during any period in which it directly or indirectly owns 50% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote.

“Restricted Period” has the meaning ascribed to it in Part IV.

“Restricted Stock” has the meaning ascribed to it in Part IV.

“Retirement” means (i) Termination of Service in accordance with the retirement procedures set by the Company from time to time; or (ii) a Termination of Service voluntarily with the consent of the Company (of which the Committee shall be the sole judge).

“Stock” means the Company’s common stock, $.50 par value per share.

“Stock Appreciation Right” has the meaning ascribed to it in Part VI.

“Stock Option” means the right of a Participant to purchase Stock pursuant to an Incentive Stock Option or Non-Qualified Option awarded pursuant to the provisions of the Plan.

“Subsidiary” means any corporation during any period of which 50% or more of the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Company.

“Termination of Service” means the termination of employment of an employee by the Company and all Subsidiaries or the termination of service by a Non-employee Director as a member of the board of directors of the Company and all Subsidiaries. A Participant’s service shall not be deemed to have terminated because of a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service. Furthermore, a Participant’s service with the Company shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company or a Subsidiary; provided, however, that if any such leave exceeds 90 days, on the 91st day of such leave the Participant’s service shall be deemed to have terminated unless the Participant’s leave of absence is approved by the Committee. The Participant’s service shall be deemed to have terminated upon the entity for which the Participant performs service ceasing to be a Subsidiary (or any successor). Subject to the foregoing, the Company, in its discretion, shall determine whether a Participant’s service has terminated and the effective date of such termination.

4. Administration. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee. Subject to the provisions of the Plan, the Committee will have authority to select Participants to receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, to determine the number and value of Performance Units awarded and earned, and to cancel or suspend Awards. In making such determinations, the Committee may take into account the nature of services rendered by the Participant, his or her present and potential contribution to the Company’s success and such other factors as the Committee deems relevant. The Committee is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee, unless provisions to the contrary are embodied in the Company’s Bylaws or resolutions duly adopted by the Committee. All actions taken and decisions and determinations made by the Committee pursuant to the Plan shall be binding and conclusive on all persons interested in the Plan. No member of the Board or the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan.

5. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, the key executives, managerial employees, and Non-employee Directors of the Company and/or its Subsidiaries who will participate in the Plan. In the discretion of the Committee, a Participant may be awarded Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Performance Units or any combination thereof, and more than one Award may be granted to a Participant. Except as otherwise agreed to by the Company and the Participant, any Award under the Plan shall not affect any previous Award to the Participant under the Plan or any other plan maintained by the Company or its Subsidiaries.

6. Shares Subject to the Plan. The shares of Stock with respect to which Awards may be made under the Plan shall be either authorized and unissued shares or authorized and issued shares held in the treasury by the Company (including, in the discretion of the Committee, shares purchased in the market).

(a) Shares Reserved for Awards. Effective as of November 8, 2016, and subject to equitable adjustment under the provisions of paragraph I.11, the number of shares of Stock available under the Plan for the grant of Awards shall not exceed 3,510,000 shares in the aggregate. If, for any reason, any Award under the Plan otherwise distributable in shares of Stock, or any portion of the Award, shall expire, terminate or be forfeited or canceled, or be settled in cash pursuant to the terms of the Plan and, therefore, any such shares are no longer distributable under the Award, such shares of Stock shall again be available for award under the Plan.

(b) Annual Limit on Grants to Employees. Subject to the provisions of paragraph I.11, the number of shares of Stock with respect to which Stock Options or Stock Appreciation Rights under the Plan may be granted in any calendar year to any employee shall not exceed 1,000,000 shares.

7. Terms of Awards. Awards may be granted generally on the terms and conditions set forth in Parts II through VI. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine and specify in the Award Agreement.

(a) Minimum Vesting Requirements. Awards granted under the Plan shall be subject to the following minimum vesting requirements. If the vesting of an Award is not based on the achievement of one or more performance conditions, such Award will vest over a minimum period of three years after the date of grant. If the vesting of an Award is based on the achievement of one or more performance conditions, such Award will vest over a minimum period of one year after the date of grant. For purposes of this paragraph I.7(a), (i) vesting over a three-year period will include periodic graded vesting over such period; and (ii) notwithstanding those requirements, up to five percent (5%) of the shares reserved for Awards under the Plan, or 175,500 shares, subject to the provisions of paragraph I.11, may be granted as non-performance-based Awards with vesting terms not conforming to the three-year minimum vesting requirement. Notwithstanding the foregoing, these minimum vesting requirements may be accelerated or waived in the event of a Participant’s death or Disability, or in the event of a Change in Control of the Company.

(b) Maximum Term of Awards. The terms of each Award shall be for such period as may be determined by the Committee, except that the term of any Stock Option or Stock Appreciation Right shall not exceed ten years from the date of grant of the Award.

8. Compliance With Applicable Laws and Withholding of Taxes. Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares of Stock under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar authority. Prior to the issuance of any shares of Stock under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing as amended, the shares. In the case of a Participant who is subject to Section 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended, the Committee may, at any time, add such conditions and limitations to any election to satisfy tax withholding obligations through the withholding or surrender of shares of Stock as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom. All Awards and payments under the Plan to employees are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of shares of Stock which the Participant already owns, or to which a Participant is otherwise entitled under the Plan.

9. Transferability. Incentive Stock Options, Performance Units, and, during the period of restriction, Restricted Stock awarded under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. Incentive Stock Options may be exercised during the lifetime of the Participant only by the Participant or his guardian or legal representative. If expressly permitted by the terms of the Award Agreement, Non-Qualified Stock Options may be transferred by a Participant to Permitted Transferees, provided that there is not any consideration for the transfer.

10. Employment and Stockholder Status. The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Subsidiary. The Plan does not constitute or serve as evidence of an agreement or understanding, express or implied, that the Company will retain a director for any period of time. Subject to the provisions of paragraph IV.3(a), no award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of shares of Stock. If the redistribution of shares is restricted pursuant to paragraph I.8, certificates representing such shares may bear a legend referring to such restrictions.

11. Adjustments to Number of Shares Subject to the Plan. In the event of any change in the outstanding shares of Stock of the Company by reason of any Stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares of Stock with respect to which Awards may be made under the Plan, the terms and the number of shares of any outstanding Stock Options, Stock Appreciation Rights, Restricted Stock,

Restricted Stock Units and Performance Units, and the purchase price or base price of a Stock Option or Stock Appreciation Right, shall be equitably adjusted by the Committee in its sole discretion.

12. Change in Control. Notwithstanding any other provision of the Plan, in the event of a “Change in Control”, all outstanding Stock Options, Stock Appreciation Rights and Restricted Stock will automatically become fully exercisable and/or vested and Performance Units may be paid out in such manner and amounts as determined by the Committee. A “Change in Control” of the Company shall be deemed to have taken place if:

(a) a third person shall cause or bring about (through solicitation of proxies or otherwise) the removal or resignation of a majority of the then existing members of the Board or if a third person causes or brings about (through solicitation of proxies or otherwise) an increase in the size of the Board such that the then existing members of the Board thereafter represent a minority of the total number of persons comprising the entire Board;

(b) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of any class of the Company’s stock having 20% or more of the total number of votes that may be cast for the election of directors of the Company; or

(c) the Company shall merge with or consolidate into any other corporation, pursuant to which the Company does not survive or survives only as a subsidiary of another corporation, or the Company disposes of all or substantially all of the assets of the Company, or any combination of the foregoing.

For purposes hereof, a person will be deemed to be the beneficial owner of any voting securities of the Company which it would be considered to beneficially own under Securities and Exchange Commission Rule 13d-3 (or any similar or superseding statute or rule from time to time in effect).

13. Agreement With Company. At the time of any Awards under the Plan, the Committee will require a Participant to enter into an agreement (the “Award Agreement”) with the Company in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

14. Amendment and Termination of Plan.

(a) Subject to the following provisions of this paragraph 14, the Board may at any time and in any way amend, suspend or terminate the Plan. No amendment of the Plan and, except as provided in paragraph I.11, no action by the Board shall, without further approval of the stockholders of the Company, materially increase the total number of shares of Stock with respect to which Awards may be made under the Plan, materially increase the benefits accruing to Participants under the Plan or materially modify the requirements as to eligibility for participation in the Plan, if stockholder approval of such amendment is a condition to the availability of the exemption provided by Securities and Exchange Commission Rule 16b-3 or of the Code at the time such amendment is adopted. No amendment, suspension or termination of the Plan shall alter or impair any Award previously made under the Plan without the consent of the holder thereof.

(b) No Awards may be granted hereunder after the date that is ten (10) years from the earlier of (a) the Effective Date and (b) the date the Plan is approved by the stockholders of the Company.

(c) Neither the Board nor the Committee may, without further approval of the stockholders of the Company, reduce the exercise price of a Stock Option or the grant value of a Stock Appreciation Right, except in accordance with the adjustments pursuant to paragraph I.11. Neither the Board nor the Committee may accelerate the vesting of an Award, except in the event of a Participant’s death or Disability. Neither the Board nor the Committee shall offer a cash buy-out of “underwater” Stock Options, and such buyouts of “underwater” Stock Options and shall be prohibited.

15. Prohibition on Deferred Compensation. It is the intention of the Company that no Award shall be “deferred compensation” subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Code Section 409A. Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Code Section 409A(d)(1) and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto.

II. INCENTIVE STOCK OPTIONS

1. Definition. The Award of an Incentive Stock Option under the Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the option is awarded, subject to the following terms of this Part II.

2. Eligibility. The Committee shall designate the Participants to whom Incentive Stock Options, as described in Code Section 422(b) or any successor section thereto, are to be awarded under the Plan and shall determine the number of option shares to be offered to each of them. Incentive Stock Options shall be awarded only to key employees of the Company, and no Non-employee Director shall be eligible to receive an Award of an Incentive Stock Option. In no event shall the aggregate Fair Market Value (determined at the time the option is awarded) of Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all plans of the Company and all Related Companies) exceed $100,000.

3. Price. The purchase price of a share of Stock under each Incentive Stock Option shall be determined by the Committee, provided, however, that in no event shall such price be less than the greater of (a) 100% of the Fair Market Value of a share of Stock as of the Option Date (or 110% of such Fair Market Value if the holder of the Incentive Stock Option owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company or any Related Company) or (b) the par value of a share of Stock on such date. To the extent provided by the Committee, the full purchase price of each share of Stock purchased upon the exercise of any Incentive Stock Option shall be paid in cash or in shares of Stock (valued at Fair Market Value as of the day of exercise), or in any combination thereof, at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto.

4. Exercise. No Incentive Stock Option may be exercised by a Participant after the Expiration Date (as defined in paragraph II.5 below) applicable to that option. Each Stock Option shall become and be exercisable at such time or times and during such period or periods, in full or in such installments as may be determined by the Committee at the Option Date.

5. Option Expiration Date. The “Expiration Date” with respect to an Incentive Stock Option or any portion thereof awarded to a Participant under the Plan means the earliest of:

(a) the date that is 10 years after the date on which the Incentive Stock Option is awarded;

(b) the date established by the Committee at the time of the Award;

(c) the date that is one year after the Participant’s employment with the Company and all Related Companies is terminated because of death or permanent and total disability; as defined in Code Section 22(e)(3); or

(d) the date that is three months after the date the Participant’s employment with the Company and all Related Companies is terminated for reasons other than death or permanent and total disability.

III. NON-QUALIFIED STOCK OPTIONS

1. Definition. The Award of a Non-Qualified Stock Option under the Plan entitles the Participant to purchase shares of Stock at a price fixed at the time the option is awarded, subject to the following terms of this Part III.

2. Eligibility. The Committee shall designate the Participants to whom Non-Qualified Stock Options are to be awarded under the Plan and shall determine the number of option shares to be offered to each of them.

3. Price. The purchase price of a share of Stock under each Non-Qualified Stock Option shall be determined by the Committee; provided, however, that in no event shall such price be less than the greater of (a) 100% of the Fair Market Value of a share of Stock as of the Option Date or (b) the par value of a share of such Stock on such date. To the extent provided by the Committee, the full purchase price of each share of Stock purchased upon the exercise of any Non-Qualified Stock Option shall be paid in cash or by tendering, by either actual delivery of shares or by attestation, shares of Stock (valued at Fair Market Value as of the day of exercise), or in any combination thereof, at the time of such exercise. Shares of Stock acquired pursuant to the exercise of a Non-Qualified Stock Option shall be subject to such conditions, restrictions and contingencies as the Committee may establish in the Award Agreement. If the Company shall have a class of its Stock registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, an option holder may also make payment at the time of exercise of a Non-Qualified Stock Option by delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker approved by the Company, that upon such broker’s sale of shares of Stock with respect to which such option is exercised, it is to deliver promptly to the Company the amount of sale proceeds necessary to satisfy the option exercise price and any required withholding taxes.

4. Exercise. No Non-Qualified Stock Option may be exercised by a Participant after the Expiration Date applicable to that option. Unless otherwise specified herein, each Stock Option shall become and be exercisable at such time or times and during such period or periods, in full or in such installments as may be determined by the Committee at the Option Date.

5. Stock Option Expiration Date. The “Expiration Date” with respect to a Non-Qualified Stock Option or any portion thereof awarded to a Participant under the Plan means the earliest of:

(a) the date that is 10 years after the date on which the Non-Qualified Stock Option is awarded;

(b) the date established by the Committee at the time of the Award;

(c) the date that is three months after the employee Participant’s employment with the Company and all Subsidiaries or the Non-employee Director Participant’s service as a member of the Board is terminated for reasons other than Retirement, Disability or death; or

(d) the date that is three years after the date the employee Participant’s employment with the Company and all Subsidiaries or the Non-employee Director Participant’s service as a member of the Board is terminated by reason of Retirement, Disability or death.

IV. RESTRICTED STOCK

1. Definition. Restricted Stock Awards are grants of Stock to Participants, the vesting of which is subject to a required period of employment and any other conditions established by the Committee or by the terms of this Plan.

2. Eligibility. The Committee shall designate the Participants to whom Restricted Stock is to be awarded and the number of shares of Stock that are subject to the Award.

3. Terms and Conditions of Awards. All shares of Restricted Stock awarded to Participants under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as shall be prescribed by the Committee in its sole discretion and as shall be contained in the Award Agreement.

(a) Restricted Stock awarded to Participants may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, for a period of ten years or such shorter period as the Committee may determine, but no less than one year, after the time of the award of such Stock (the “Restricted Period”). Such restrictions shall lapse as to the Restricted Stock in accordance with the time(s) and number(s) of shares as to which the Restricted Period expires, as set forth in the Award Agreement with the Participant. Except for such restrictions, the Participant as owner of such shares shall have all the rights of a stockholder, including but not limited to the right to vote such shares and, except as otherwise provided by the Committee, the right to receive all dividends paid on such shares.

(b) An employee Participant whose employment with the Company and all Subsidiaries terminates prior to the end of the Restricted Period other than by reason of death or Disability shall forfeit all shares of Restricted Stock remaining subject to any outstanding Restricted Stock Award which have not then vested in accordance with the Award Agreement. Notwithstanding the foregoing and the provisions of paragraph I.7(a) hereof, the Committee may in its discretion accelerate the vesting of shares of Restricted Stock in the event of a Participant’s death or Disability.

(c) Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, at the discretion of the Committee, each such certificate may be deposited in a bank designated by the Committee. Each such certificate shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the COMSTOCK RESOURCES, INC. 2009 Long-term Incentive Plan and an agreement entered into between the registered owner and COMSTOCK RESOURCES, INC. A copy of such plan and agreement is on file in the office of the Secretary of COMSTOCK RESOURCES, INC., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034 or, if the Company changes its principal office, at the address of such new principal office.”

(d) As the Restricted Period for Restricted Stock expires and such restrictions lapse, such Restricted Stock shall be held by a Participant (or his or her legal representative, beneficiary or heir) free of all restrictions imposed by the Plan and the Award Agreement. Such shares shall nevertheless continue to be subject to any restriction imposed under applicable securities laws.

V. RESTRICTED STOCK UNITS AND PERFORMANCE UNITS

1. Definition. A “Restricted Stock Unit” Award is the grant of a right to receive shares of Stock in the future. Performance Units are Awards to Participants who may receive value for the units at the end of a Performance Period. The number of units earned, and value received for them, will be contingent on the degree to which the performance measures established at the time of the initial Award are met. The term “Performance Units” as used in Parts I through IV and Part VII of the Plan shall be deemed to include both Restricted Stock Units and Performance Units.

2. Eligibility. The Committee shall designate the Participants to whom Restricted Stock Units or Performance Units are to be awarded, and the number of units to be the subject of such Awards.

3. Terms and Conditions of Awards. For each Participant, the Committee will determine the timing of Awards; the number of Restricted Stock Units or Performance Units awarded; the value of Performance Units, which may be stated either in cash or in shares of Stock; the performance measures used for determining whether the Performance Units are earned; the performance period during which the performance measures will apply; the relationship between the level of achievement of the performance measures and the degree to which Performance Units are earned; whether, during or after the performance period, any revision to the performance measures or performance period should be made to reflect significant events or changes that occur during the performance period; the number of earned Performance Units that will be paid in cash and/or shares of Stock; and whether dividend equivalents will be paid on Restricted Stock Units, either currently or on a deferred basis.

4. Payment. The Committee will compare the actual performance to the performance measures established for the performance period and determine the number of Performance Units to be paid and their value. Payment for Performance Units earned shall be wholly in cash, wholly in Stock or in a combination of the two, in a lump sum or installments, and subject to vesting requirements and such other conditions as the Committee shall determine. The Committee will determine the number of earned units to be paid in cash and the number to be paid in Stock. For Performance Units awarded in shares of Stock, one share of Stock will be paid for each unit earned. For Performance Units awarded in cash, cash will be paid for each unit earned equal to (a) its initial cash value, (b) the Fair Market Value of a share of Stock at the end of the performance period or (c) the Fair Market Value of a share of Stock averaged for a number of days determined by the Committee.

(a) Death or Disability. Notwithstanding the provisions of paragraph I.7(a) hereof, the Committee may in its discretion accelerate the vesting of Restricted Stock Units in the event of a Participant’s death or Disability. A Participant whose employment with the Company and all Subsidiaries, or service as a member of the Board, terminates during a performance period because of Disability or death shall be entitled to the prorated value of earned Performance Units issued with respect to that performance period, at the conclusion of the performance period based on the ratio of the months of service during the period to the total months of the performance period. If an employee Participant’s employment with the Company and all Subsidiaries terminates, or if a Non-employee Director Participant’s service terminates, during a performance period for any reason other than Disability or death, the Performance Units issued with respect to that performance period will be forfeited on the date such Participant’s employment or service terminates.

VI. STOCK APPRECIATION RIGHTS

1. Definition. A Stock Appreciation Right is an Award that entitles the Participant to receive an amount equal to the difference between the Fair Market Value of the shares of Stock at the time of exercise of the Stock Appreciation Right and the Fair Market Value of the shares of Stock on the date of grant of the Stock Appreciation Right, subject to the following provisions of this Part VI. Upon the grant of Stock Appreciation Rights that are to be settled in shares of Stock, the number of Stock Appreciation Rights awarded (and not the “net” number of shares of Stock issued upon exercise of the Stock Appreciation Rights) shall be considered awarded from the pool of authorized shares of Stock available under the Plan.

2. Exercise. A Stock Appreciation Right may be exercised under the applicable terms and conditions of the Award Agreement. A Stock Appreciation Right shall entitle the Participant to receive, upon the exercise of the Stock Appreciation Right, either cash or shares of Stock (valued at their Fair Market Value at the time of exercise), as specified in the Award Agreement, in an amount equal in value to the excess of the Fair Market Value of the shares of Stock subject to the Stock Appreciation Right as of the date of such exercise over the Fair Market Value of the shares of Stock as of the date of grant of the Stock Appreciation Right.

3. Expiration Date. The “Expiration Date” with respect to a Stock Appreciation Right shall be determined by the Committee, but shall not be more than 10 years after the date on which the Stock Appreciation Right is awarded. If the Stock Appreciation Right is not exercised before the end of the day on which the Stock Appreciation Right ceases to be exercisable, such Stock Appreciation Right shall be deemed exercised as of such date and payment shall be made to the holder in cash or shares of Stock (valued at their Fair Market Value at the time of exercise), as specified in the Award Agreement.

VII. SECTION 162(m) PERFORMANCE AWARDS

1. Maximum Award. The maximum aggregate Award of Performance Units that a Participant may receive in any one Fiscal Year shall be 750,000 Shares, if stated in shares of Stock, or $10,000,000, if stated in cash, determined as of the date of the Award.

2. Code Section 162(m) Compliance. Notwithstanding any other terms of this Plan, the vesting, payout or value (as determined by the Committee) of each Award other than a Stock Option or Stock Appreciation Right that, at the time of grant, the Committee intends to be “performance-based compensation” to a “covered employee,” as such terms are defined in Code Section 162(m), shall be determined by the attainment of one or more performance goals as determined by the Committee in conformity with Code Section 162(m). The Committee shall specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the performance goal(s) applicable to such Awards within 90 days after the commencement of the period to which the performance goal(s) relate(s), or such earlier time as required to comply with Code Section 162(m). No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the performance goal(s) applicable to the Award were satisfied. In no case may the Committee increase the value of an Award of performance-based compensation above the maximum value determined under the performance formula by the attainment of the applicable performance goal(s), but the Committee retains the discretion to reduce the value below such maximum.

3. Performance Measures. The performance goals, upon which the payment or vesting of an Award occurs that is intended to qualify as performance-based compensation, shall be limited to the following performance measures:

(a) Increases in, or levels of, net asset value; net asset value per share; pretax earnings; earnings before interest, taxes, depreciation, amortization, exploration and other non-cash expenses (“EBITDAX”); net income and/or earnings per share;

(b) Return on equity, return on assets or net assets, return on capital (including return on total capital or return on invested capital);

(c) Share price or stockholder return performance (including, but not limited to, growth measures and total stockholder return, which may be measured in absolute terms and/or in comparison to a group of peer companies or an index);

(d) Oil and gas reserve replacement, oil and gas reserve growth, additions to the Company’s oil and gas drilling prospect inventory and improvement to finding and development costs and/or operating costs;

(e) Oil and/or gas production growth;

(f) Cash flow measures (including, but not limited to, cash flows from operating activities, discretionary cash flows, and cash flow return on investment, assets, equity or capital);

(g) Improvements to the Company’s balance sheet including enhanced liquidity and maintaining or improving leverage as measured by the ratio of total debt divided by EBITDAX; and

(h) Such other appropriate performance measures, including but not limited to, leadership development and execution of strategic initiatives, as established by the Committee for a Performance Period.

Any performance measure(s) may be used in comparison to the performance of a group of peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate. The Committee shall also have the authority to provide in Award Agreements for accelerated vesting of an Award based on the achievement of performance goal(s), a Participant’s death or Disability, or a Change in Control.

4. Evaluation of Performance. The Committee may provide in any Award Agreement that any evaluation of attainment of a performance goal may include or exclude any of the following events that occurs during the relevant period: (a) asset write downs; (b) litigation judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulations affecting reported results; (d) any reorganization or restructuring transactions; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; and (f) significant acquisitions or divestitures. To the extent such inclusions or exclusions affect Awards to covered employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

5. Discretion. In the event that applicable tax and/or securities laws change to permit discretion by the Committee to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards to covered employees that shall not qualify as performance-based compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

COMSTOCK RESOURCES, INC. 5300 TOWN AND COUNTRY BLVD. SUITE 500 FRISCO, TX 75034	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before November 8, 2016. Have your proxy card in hand when you access the website and follow the instructions on the secure website to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the secure website and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE

Call toll free 1-800-690-6903 within the United States, U.S. territories and Canada on a touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before November 8, 2016. Have your proxy card in hand when you call and then follow the instructions provided by the recorded message.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BELOW IN BLUE OR BLACK INK AS FOLLOWS IN THE DESIGNATED

AREAS. PLEASE DO NOT WRITE OUTSIDE THE DESIGNATED AREAS.	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THIS PORTION ONLY

COMSTOCK RESOURCES, INC.

The Board of Directors recommends a vote FOR the following Proposals:				For	Against	Abstain

1. Proposal to authorize future issuances of our common stock upon conversion of the convertible notes.				☐	☐	☐

2. Proposal to approve an amendment and restatement of our 2009 Long-term Incentive Plan.				☐	☐	☐

3. Proposal to amend our Restated Articles of Incorporation to increase the authorized capital stock.				☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.
	Yes	No

Please indicate if you would like to be contacted regarding consolidating your Registered and brokerage accounts.	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) on this Proxy. This section must be completed for your vote to count if you are voting by mail. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

SPECIAL MEETING OF STOCKHOLDERS OF

COMSTOCK RESOURCES, INC.

November 8, 2016

Your vote is important.

Thank you for voting.

(Complete and mail the Proxy Card only if you do not vote by phone or Internet.)

Proxy Card must be signed and dated on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at

www.comstockresources.com and www.proxyvote.com.

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PROXY COMSTOCK RESOURCES, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS – TUESDAY, NOVEMBER 8, 2016

The undersigned hereby appoints M. Jay Allison and Roland O. Burns, and each of them with full power of substitution, as proxies of the undersigned to act and to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Special Meeting of Stockholders of Comstock Resources, Inc., to be held Tuesday, November 8, 2016, at 10:00 a.m. and any adjournment or adjournments thereof, and in their own discretion upon any other matter which may properly come before this meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

Continued and to be marked, signed and dated on reverse side